UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.  )
_______________________________________

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Universal Electronics Inc.
(Name of Registrant as Specified In Its Charter)
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April 25, 2022
Dear Stockholder:
You are cordially invited to attend the 2022 Annual Meeting of Stockholders of Universal Electronics Inc., to be held at our corporate office, 15147 N. Scottsdale Road, Suite H300, Scottsdale, Arizona 85254, on Tuesday, June 7, 2022 at 1:00 p.m., local time in Scottsdale, Arizona.
The following Notice of Annual Meeting of Stockholders and Proxy Statement includes information about the matters to be acted upon by stockholders at the Annual Meeting. We hope that you will exercise your right to vote, either by attending the Annual Meeting and voting in person or by voting through other acceptable means as promptly as possible. You may vote through the Internet, by telephone or by mailing your completed proxy card (or voting instruction form, if you hold your shares through a broker).
Important Notice Regarding the Availability of Proxy Materials
for the 2022 Annual Meeting of Stockholders:
We are mailing many of our stockholders a Notice Regarding the Availability of Proxy Materials rather than a full set of our proxy materials. The Notice contains instructions on how to access our proxy materials on the Internet, as well as instructions on how to obtain a paper copy of the full set of proxy materials if a stockholder so desires. This process is more environmentally friendly and reduces our costs to print and distribute these materials to stockholders. All stockholders who do not receive the Notice Regarding the Availability of Proxy Materials will receive a full set of our proxy materials.
On behalf of the Board of Directors and management of Universal Electronics Inc., we thank you for all of your support.

Sincerely yours,

Paul D. Arling
Chairman and Chief Executive Officer

UNIVERSAL ELECTRONICS INC.
15147 N. Scottsdale Road, Suite H300
Scottsdale, Arizona 85254
480-530-3000
www.uei.com

UNIVERSAL ELECTRONICS INC.
Corporate Headquarters
15147 N. Scottsdale Road, Suite H300
Scottsdale, Arizona 85254
Notice of Annual Meeting of Stockholders
to be Held on Tuesday, June 7, 2022
The 2022 Annual Meeting of Stockholders of Universal Electronics Inc., a Delaware corporation ("Universal," "UEI," the "Company," "we," "us" or "our"), will be held at our corporate office, 15147 N. Scottsdale Road, Suite H300, Scottsdale, Arizona 85254, on Tuesday, June 7, 2022 at 1:00 p.m., local time in Scottsdale, Arizona.
The meeting will be conducted for the following purposes:

Proposal One:
To elect Paul D. Arling as a Class I Director to serve on the Board of Directors until the next Annual Meeting of Stockholders to be held in 2023 or until the election and qualification of his successor; and to elect Satjiv S. Chahil, Sue Ann R. Hamilton, William C. Mulligan, Carl E. Vogel and Edward K. Zinser as Class II directors to serve on the Board of Directors until the Annual Meeting of Stockholders to be held in 2024 or until their respective successors are elected and qualified;

Proposal Two:	To approve, on an advisory basis, the compensation of our executive officers;

Proposal Three:	To ratify the appointment of Grant Thornton LLP, an independent registered public accounting firm, as our auditors for the year ending December 31, 2022; and

To consider and act upon such other matters as may properly come before this Annual Meeting of Stockholders or any and all postponements or adjournments thereof.
All holders of record of shares of our common stock (NASDAQ: UEIC) at the close of business on Monday, April 11, 2022 are entitled to vote at the meeting and at any postponements or adjournments of the meeting. To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the meeting in person. We encourage you to vote via the Internet at www.AALVote.com/UEIC. It is convenient and may save us postage and processing costs. In addition, when you vote via the Internet, your vote is recorded immediately and there is no risk that postal delays will cause your vote to arrive late and therefore not be counted. If you do not vote via the Internet, please vote by telephone or by completing, signing, dating and returning the accompanying proxy card in the enclosed return envelope. Voting early will help avoid additional solicitation costs and will not prevent you from attending the Annual Meeting.
IF YOU PLAN TO ATTEND THE MEETING:
Registration and seating will begin at 12:30 p.m. (local time in Scottsdale, Arizona) on the day of the meeting. Each stockholder will need to bring valid picture identification, such as a driver’s license or passport, for admission to the meeting. Stockholders holding stock in brokerage accounts ("street name" holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS' MEETING TO BE HELD ON TUESDAY, JUNE 7, 2022.
As part of our contingency planning regarding the COVID-19 pandemic, we are preparing for the possibility that the Annual Meeting may be held solely by means of remote communication. If we take that step, we will announce the decision to do so in advance through a public filing with the Securities and Exchange Commission, and the details will be available at www.uei.com/investor-relations/.
UEI's Proxy Statement and our 2021 Annual Report on Form 10-K are available online at http://www.viewproxy.com/ueinc/2022 and through the "Investor Relations" section of our website, www.uei.com.

By Order of the Board of Directors,

Richard A. Firehammer, Jr.
Senior Vice President, General Counsel
and Secretary
April 25, 2022
Scottsdale, Arizona

UNIVERSAL ELECTRONICS INC.
15147 N. Scottsdale Road, Suite H300
Scottsdale, Arizona 85254
PROXY OVERVIEW

This proxy statement contains information concerning our Annual Meeting of Stockholders ("Annual Meeting") to be held at our corporate office, 15147 N. Scottsdale Road, Suite H300, Scottsdale, Arizona 85254, on Tuesday, June 7, 2022, at 1:00 p.m., local time in Scottsdale, Arizona, and at any adjournments or postponements of the meeting. Holders of the Company’s common stock at the close of business on Monday, April 11, 2022, the record date for our Annual Meeting, may vote their shares at the Annual Meeting. Each share owned on the record date is entitled to one vote. At the close of business on the record date, 12,727,173 shares of common stock were outstanding.

Your proxy for the meeting is being solicited by our Board of Directors. This proxy statement and our annual report are being mailed to stockholders beginning on or about Monday, April 25, 2022.

At the Annual Meeting, stockholders will act upon the matters outlined in the notice of meeting provided with this proxy statement, including the following:

Proposal		Board Recommendation
Proposal 1	Election of Directors	FOR ALL NOMINEES
Proposal 2	Approval, on an advisory basis, of the compensation of the Company's executive officers	FOR
Proposal 3	Ratification of the appointment of Grant Thornton LLP, an independent registered public accounting firm, as the Company's auditors for the year ending December 31, 2022	FOR

In addition, management will respond to questions from stockholders, if any. We are not aware of any other matters that will be brought before the Annual Meeting for action.

Corporate Governance Highlights

We believe we have a long history of effective corporate governance practices that have greatly aided our long-term success. The Board of Directors and management have recognized for many years the need for sound corporate governance practices in fulfilling their duties and responsibilities to our stockholders. Included below are certain corporate governance highlights, including policies we have implemented and other notable governance achievements.

Independent Directors (1)	6 of 7	Fully Independent Board Committees	Yes
Independent Directors Meet Without Management	Yes
Board meetings held in 2021	7	Director Attendance (Board and Committee)	>75%
Stock Ownership Guidelines for Outside Directors (2)	Yes	Minimum Ownership Requirement Met or Exceeded (2)	100%
Board and Committee Self-assessments	Yes	Code of Conduct for Directors, Officers & Employees	Yes
Executive Sessions of Outside Directors	Yes	Risk Management Review	Yes
Anti-pledging Policy	Yes	Inside Director Elected Annually	Yes

(1)On April 13, 2022, the Company announced that Gregory P. Stapleton decided to not stand for reelection at the Annual Meeting.
(2)Average actual ownership among outside directors was $1,894,603, including time-based restricted stock units, as of December 31, 2021, which exceeded the minimum ownership guideline of $250,000 by $1,644,603. New outside directors have five years from the date of joining the Board of Directors of the Company to meet these minimum requirements.

Director Nominees and Board Summary

You are being asked to vote on the election of the following director nominees. Summary biographical information and the committee memberships and leaderships of the director nominees up for election at this meeting are set forth below. Additional information about the director nominees can be found beginning on page 5.

Director nominees:

Name	Age	Independent	Audit	Compensation	Corporate Governance and Nominating	Other Public Company Boards
Paul D. Arling Chairman and Chief Executive Officer	59
Satjiv S. Chahil Innovations Advisor and Social Entrepreneur	71	☑		£	£
Sue Ann R. Hamilton Founder and Principal, Hamilton Media LLC	61	☑		ø		£1
William C. Mulligan Senior Advisor, Primus Capital Funds	68	☑	£		ø	1
Carl E. Vogel Industry Advisor	64	☑	£			3
Edward K. Zinser Financial Consultant	64	☑	ø
ø Chair £ Member

Executive Compensation Program Highlights

We strongly believe that executive compensation, both pay opportunities and pay actually realized, should be tied to Company performance and long-term stockholder returns. In 2021, over 77% of our CEO's total compensation was in the form of annual and long-term incentives that were tied to the Company's operating results or stock price. Our other executive officers, on average, received approximately 63% of their total 2021 compensation pursuant to the same annual and long-term incentives. Furthermore, the great majority of named executive officer compensation is not guaranteed but subject to annual financial and performance goals or the Company's stock price. The following chart demonstrates the close link between Company performance (measured as cumulative total return of the Company’s common stock for the five-year period beginning January 1, 2017) and our CEO’s annual compensation over that same five-year period:

CEO Compensation and Company TSR Performance
$6,000
$5,000
$4,000
$3,000
$2,000
$1,000
$0
Compensation in Thousands
112%
96%
80%
64%
48%
32%
16%
TSR Percentage
2017 Actual
2018 Actual
2019 Actual
2020 Actual
2021Actual
Annual CEO Compensation
TSR

We believe this alignment of executive and stockholder interests is best advanced by observing the following principles in developing compensation programs and implementing compensation decisions:

•Long-term commitment - The program should be designed to gain a long-term commitment from the proven, accomplished executives that lead our success. Our executive officers have a combined total of approximately 130 years with the Company, during which they have held different positions and have been promoted to increasing levels of responsibility due to their exceptional contributions.
•Pay-for-performance - A high proportion of total compensation should be at risk and tied to achievement of annual operating and strategic goals and increases in stockholder value.
•Equity emphasis - Long-term incentives should be provided annually in Company equity to encourage executives to plan and act with the perspective of long-term stockholders.
•Sustainable performance orientation - The mix of incentives provided should motivate sustainable growth in the value of the Company.
•Focus on total compensation - Compensation opportunities should be considered in the context of total compensation relative to the pay practices of similar technology companies that compete with us for talent.

Finally, we believe that designing our compensation programs to reward long-term value creation as well as the achievement of annual financial performance goals protects the Company against inappropriate risk taking and conflicts of interest.

	What We Do		What We Don't Do
✓	Tie the vast majority of our executive compensation to achievement of annual operating and strategic goals and increases in stockholder value.	☒	Back-date or reprice options.
✓	Competitive and reasonable post-employment and change in control provisions.	☒	Defined benefit or supplemental executive retirement plans.
✓	Stock ownership requirements (4x base salary for CEO; 1x base salary for other executive officers).	☒	Tax gross-ups on employee benefits or perquisites.
✓	Broad clawback policy.	☒	Margin accounts and pledging stock.
✓	Independent compensation consultant.	☒	No full vesting of equity awards upon retirement.
Our stockholders have expressed broad approval of our compensation programs. At our 2021 Annual Meeting, approximately 93% of the shares entitled to vote on the say-on-pay proposal were in favor of our named executive officer compensation.

 Performance Highlights, Initiatives and Other Achievements

Historically, we have operated in a highly competitive pricing environment. This past year was no different. It was also a year in which we continued to be impacted by the worldwide COVID-19 pandemic, supply chain and transportation issues and reductions in sales to our customers. At the same time, we continued to invest in new products that we believe will drive strong results in key financial metrics that correlate with long-term stockholder value.

(in millions, except per share amounts and percentages)	2017	2018	2019	2020	2021
Net Sales	$695.8	$680.2	$753.5	$614.7	$601.6
Net Income/(Loss)	$(10.3)	$11.9	$3.6	$38.6	$5.3
Diluted EPS	$(0.72)	$0.85	$0.26	$2.72	$0.39
Cash Flow from Operations	$13.8	$12.9	$85.3	$73.4	$40.3
Gross Margin %	23.8%	20.8%	22.6%	28.7%	28.8%
Operating Margin %	1.5%	(0.2)%	2.0%	6.1%	3.9%
Return on Average Assets	(1.8)%	2.0%	0.6%	7.2%	1.0%
Closing Y/E Stock Price	$47.25	$25.28	$52.26	$52.46	$40.75
Over the five-year period from 2017 to 2021, the Company generated a total of $225.7 million in cash flow from operations.

Key strategic initiatives and related achievements for 2021 are listed below:

	Strategic Initiatives		Related Achievements
✓	Continue to develop industry-leading technologies and products.	✓	Research and development expenditures remained relatively flat as we continued to develop advanced technologies designed to improve and simplify set-up and control features.
✓	Continue to broaden our home control and automation product offerings.	✓	Broadened our product portfolio and updated our library of device codes for new features and devices introduced worldwide.
✓	Further penetrate international subscription broadcasting markets and increase our share with existing customers.	✓	Increased sales with new and existing customers in international and domestic markets.
✓	Acquire new customers in historically strong regions.	✓	Acquired new customers in North America and Europe.
✓	Seek acquisitions that compliment and strengthen our existing business.	✓	Continued our search for acceptable acquisition candidates.

Proposal 1 - Election of Directors

On April 13, 2022, the Company announced that Gregory P. Stapleton, whose term expires at the Annual Meeting, decided to not stand for reelection. Mr. Stapleton currently serves as a member of the Board’s Compensation Committee and his service in that role will also end effective as of the Annual Meeting. Mr. Stapleton’s decision not to stand for reelection and retirement from the Board is not the result from a disagreement with the Company. The Board’s Corporate Governance and Nomination Committee has commenced a search for candidates to fill the vacancy caused by Mr. Stapleton's decision before the end of 2022, with the goal of filling that vacancy with a qualified female.

Nominees for Election at the Annual Meeting

Paul D. Arling is nominated for election as a Class I director to serve a one-year term expiring at our 2023 Annual Meeting. Satjiv S. Chahil, Sue Ann R. Hamilton, William C. Mulligan, Carl E. Vogel and Edward K. Zinser are nominated for election as Class II directors to serve a two-year term expiring at our 2024 Annual Meeting.

Director Background

Paul D. Arling Chairman and Chief Executive Officer Director since 1996 Age: 59	Paul D. Arling is our Chairman and Chief Executive Officer. He joined us in May 1996 as Chief Financial Officer and was named to our Board of Directors in August 1996. He was appointed President and Chief Operating Officer in September 1998, was promoted to Chief Executive Officer in October 2000 and appointed as Chairman in July 2001.

Mr. Arling earned a Bachelor of Science degree and an MBA from The Wharton School of the University of Pennsylvania.

At the 2021 Annual Meeting, Mr. Arling was reelected as Chairman of the Company to serve until the 2022 Annual Meeting.

Mr. Arling, who has spent over 26 years with UEI and who currently serves as Chairman and Chief Executive Officer, has an extensive, in-depth knowledge of the Company’s business, operations, opportunities and strategies. His wide-ranging roles throughout his career at UEI also provide him with significant leadership, corporate strategy, manufacturing, retail, marketing and international experience in the wireless controls industry.

Satjiv S. Chahil Compensation Committee Corporate Governance and Nominating Committee Director since 2002 Age:71	Mr. Chahil is a Silicon Valley-based innovations advisor and social entrepreneur and global marketing consultant since 2011. Mr. Chahil is a member of the board of directors of New Providence Acquisition Corp. III, a newly organized blank-check company formed to effect mergers, stock exchanges, reorganizations, and similar business combinations. At various dates until April 2011, Mr. Chahil was an executive adviser to several global high-tech companies, including Apple Corp, Hewlett-Packard, Beats Electronics, Blackberry (RIM), BMW, Starkey Hearing Technologies, and Sony Electronics. He also serves on the council of Trustees of the American India Foundation (www.aif.org).

Mr. Chahil earned a bachelor's degree in commerce from Punjab University in Chandigarh, India and a master's degree from the American (Thunderbird) Graduate School of International Management in Arizona.

Mr. Chahil has been a Class II Director of the Company since 2002. He also serves as a member of our Compensation and Corporate Governance and Nominating Committees. At the 2020 Annual Meeting, Mr. Chahil was reelected as a Class II Director of the Company to serve until the 2022 Annual Meeting.

Mr. Chahil provides our Board with proven leadership and business experience in the areas of digital convergence, new media and global marketing gained from serving in various executive management positions with multinational information technology, computing and wireless control companies and the extensive management and corporate governance experience gained from those roles.

Sue Ann R. Hamilton Compensation Committee (Chair) Corporate Governance and Nominating Committee Director since 2019 Age: 61	Ms. Hamilton is Founder and Principal of Hamilton Media LLC, which advises and represents major and emerging media and technology companies since 2007. In this role, Ms. Hamilton has served as Executive Vice President - Distribution and Business Development for AXS TV LLC, a partnership between founder Mark Cuban, AEG, Ryan Seacrest Media, Creative Artists Agency, and CBS. Prior to launching Hamilton Media, she served as Executive Vice President of Programming for Charter Communications (a cable and internet provider) from 2003 until 2007. Before her work at Charter, she held numerous management positions at AT&T Broadband LLC and its predecessor, TCI, between 1993 and 2002. Early in her career, Ms. Hamilton was a partner at Chicago-based law firm Kirkland & Ellis, specializing in complex commercial transactions.

Ms. Hamilton also serves as member of the board of directors of Liberty Broadband Corporation (since December 2020). She previously served as a member of the board of directors of GCI Liberty, Inc. (merged into Liberty Broadband Corporation in December 2020) and of FTD Companies, Inc. As representative of Mark Cuban Companies/Radical Ventures, she has been a board observer since 2012 for Philo, Inc., a privately held technology company.

Ms. Hamilton graduated magna cum laude with a Bachelor of Arts from Carleton College and earned a Juris Doctorate from Stanford Law School, where she was Associate Managing Editor of the Stanford Law Review and Editor of the Stanford Journal of International Law.

Ms. Hamilton has been a Class II Director of the Company since 2019. She also serves as Chair of our Compensation Committee and as a member of our Corporate Governance and Nominating Committee. At the 2020 Annual Meeting, Ms. Hamilton was reelected as a Class II Director of the Company to serve until the 2022 Annual Meeting.

Ms. Hamilton’s background as an executive in and advisor to the cable television industry for over 28 years enable her to contribute extensive knowledge and strategic insights in technology, media and telecommunications to our board. In addition, her financial and legal experience strengthen our board’s collective qualifications, skills and attributes. Her experience gained from membership on the boards of public and privately-held companies gives the company the benefit of observed best practices in corporate governance.

William C. Mulligan Audit Committee Corporate Governance and Nominating Committee (Chair) Director since 1992 Age: 68	Mr. Mulligan has over 35 years of experience in private equity with Primus Capital Funds and currently serves as Senior Advisor to the firm. Prior to joining Primus Capital Funds in 1985, Mr. Mulligan was a consultant with McKinsey and Company. He is a director of TFS Financial Corporation (NASDAQ:TFSL), serving on TFS' Executive, Compensation, and Audit Committees. Mr. Mulligan is also a board member of the Cleveland Clinic Foundation (serving on the Audit Committee), Land Trust Alliance, Western Reserve Land Conservancy, and Denison University.

Mr. Mulligan earned a Bachelor of Arts in economics from Denison University and an MBA from the University of Chicago.

Mr. Mulligan has been a Class II Director of the Company since 1992. He also serves as Chair of our Corporate Governance and Nominating Committee and as a member of our Audit Committee. At the 2020 Annual Meeting , Mr. Mulligan was reelected as a Class II Director of the Company to serve until the 2022 Annual Meeting.

Mr. Mulligan’s extensive knowledge in the fields of financial services, investment banking, and accounting, risk management and his experience in legal and corporate governance areas and audit oversight gained from his membership on the boards and audit committees of other public companies contribute significantly to our Board and the Committees on which he serves.

Carl E. Vogel Audit Committee Director since 2009 Age: 64	Mr. Vogel has been a senior, C-suite executive in the media, technology and telecom sectors for over 30 years. Mr. Vogel is also an industry advisor for Kohlberg Kravis Roberts & Co. L.P., a global investment company that offers alternate asset management and capital markets and insurance solutions and for Mill Point Capital, a middle market private equity firm.

Mr. Vogel also served as Senior Advisor and director of DISH Network Corporation (NASDAQ:DISH), a leading satellite television provider until May 2021. He was also the Vice Chairman of DISH Network Corporation (formerly EchoStar Communications Corporation, a satellite delivered digital television services provider) from June 2005 until March 2009 and President from September 2006 until February 2008. From October 2007 to March 2009, he served as Vice Chairman and Senior Advisor at EchoStar Corp (a developer of set-top boxes and other electronic technology). Mr. Vogel was also President, Chief Executive Officer and a director of Charter Communications (NASDAQ:CHTR), a broadband service provider in the U.S, from October 2001 until January 2005. Before joining Charter, Mr. Vogel served in various executive capacities with Liberty Media Corporation affiliated companies.

Mr. Vogel is also a Director of Shaw Communications, Inc. (since 2006, Audit Committee (Chair), Executive Committee, and the Special Committee), Sirius XM Holdings Inc. NASDAQ:SIRI (since 2011, Compensation Committee (Chair)) and AMC Networks Inc. NASDAQ:AMCX (since 2013, Audit Committee (Chair)). From time to time, he also serves as a director of private companies affiliated with private equity firms with whom he provides advisory services.

Mr. Vogel received his Bachelor of Science degree from St. Norbert College, located in DePere, Wisconsin with an emphasis in finance and accounting, and was formerly an active Certified Public Accountant.

Mr. Vogel has been a Class II Director of our Company since 2009. He also serves as a member of our Audit Committee. At the 2020 Annual Meeting, Mr. Vogel was reelected as a Class II Director of the Company to serve until the 2022 Annual Meeting .

As a result of his background, including his various high-level executive roles at DISH Network Corporation, Charter Communications Inc., and Liberty Media, Mr. Vogel brings to the Board demonstrated executive leadership capability and extensive knowledge of complex financial and operational issues facing large subscription broadcasting companies, as well as extensive management and corporate governance experience gained from those roles and from membership on the various boards of public and privately-held companies. Mr. Vogel also has extensive experience in reviewing financial statements as a result of his background as a certified public accountant and his roles as a chief executive and senior finance executive of public companies.

Edward K. Zinser Audit Committee (Chairman) Director since 2006 Age: 64
Mr. Zinser served as a financial consultant from 2017 to present. From May 2014 to July 2016, Mr. Zinser was Executive Vice President and Chief Financial Officer of United Online, Inc. (NASDAQ:UNTD) a provider of consumer services and products over the Internet. From January 2008 until November 2014, Mr. Zinser served as Chief Financial Officer of Boingo Wireless, a leading Wi-Fi software and services provider. Prior to that, Mr. Zinser served as Executive Vice President and Chief Financial Officer of THQ, Inc., a worldwide publisher of interactive entertainment software. Prior to joining THQ, Mr. Zinser served as Executive Vice President and Chief Financial Officer of Vivendi Universal Games, a global publisher of entertainment and education software. Mr. Zinser has also served as President and Chief Operating Officer of Styleclick, Inc., Senior Vice President and Chief Financial Officer of Internet Shopping Network LLC, Executive Vice President and Chief Financial Officer of Chromium Graphics, Inc., and in various senior financial positions with The Walt Disney Company.

Mr. Zinser earned a Bachelor of Science in business management from Fairfield University and an MBA in finance from the University of Chicago.

Mr. Zinser has been a Class II Director of our Company since 2006. He also serves as Chair of our Audit Committee. At the 2020 Annual Meeting, Mr. Zinser was reelected as a Class II Director of the Company to serve until the 2022 Annual Meeting.

Mr. Zinser provides our Board and our Audit Committee, of which he is Chairman, with extensive knowledge in the fields of finance and accounting, his knowledge of investment banking, and his legal, corporate governance, and audit oversight experience gained from his various Chief Financial Officer positions of other public companies.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" ALL OF THE NOMINEES.

CORPORATE GOVERNANCE

We believe we have a long history of effective corporate governance practices that have greatly aided our long-term success. The Board of Directors and management have recognized for many years the need for sound corporate governance practices in fulfilling their duties and responsibilities to our stockholders. We describe below our key corporate governance policies that enable us to manage our business in accordance with high ethical standards and in the best interests of our stockholders.

Business Ethics — Code of Conduct

Our Code of Conduct applies to each member of our Board of Directors and to all officers and employees of UEI and our subsidiaries wherever located. Our Code of Conduct contains the general guidelines and principles for conducting UEI's business consistent with the highest standards of business ethics. Under our Code of Conduct, our chief executive officer and chief financial officer and principal accounting officer are responsible for creating and maintaining a culture of high ethical standards and of commitment to compliance throughout our Company to ensure the fair and timely reporting of UEI's financial results and condition.

We encourage our employees to report all violations of Company policies and the law, including incidents of harassment, discrimination or foreign corrupt practices. To assist our employees in complying with their ethical and legal obligations and in reporting suspected violations of laws, policies and procedures, management, at the direction of the Board of Directors, has established an independent, third-party "Ethics Hotline".

Our Code of Conduct is posted on the Corporate Governance page of our website at www.uei.com. Any amendment to the Code of Conduct or waiver of its provisions with respect to our principal executive officer, principal financial officer or principal accounting officer or any member of our Board of Directors will be promptly posted on our website www.uei.com.

Director Independence

The Board has adopted Director Independence Standards to assist in determining the independence of each director. In order for a director to be considered independent, the Board must affirmatively determine that the director has no material relationship with UEI. In each case, the Board broadly considers all relevant facts and circumstances, including the director’s commercial, industrial, banking, consulting, legal, accounting, charitable and family relationships and such other criteria as the Board may determine from time to time. These Director Independence Standards are published on our Corporate Governance page at www.uei.com. The Board has determined that each of the six current Class II Directors, namely, Satjiv S. Chahil, Sue Ann R. Hamilton, William C. Mulligan, Gregory P. Stapleton, Carl E. Vogel and Edward K. Zinser, meets these standards and thus is independent and, in addition, satisfies the independence requirements of the NASDAQ Stock Market. To our knowledge, none of the independent directors has any direct or indirect relationships with our Company or its subsidiaries and affiliates, other than serving as a director and being a stockholder.

All members of the Audit, Compensation and Corporate Governance and Nominating Committees must be independent as defined by the Board’s Director Independence Standards. Members of the Audit and Compensation Committees must also satisfy additional independence requirements, which, among other things, provide that they may not accept, directly or indirectly, any consulting, advisory or other compensatory fees from UEI or any of its subsidiaries other than their director compensation.

Leadership Structure

Combined Chairman and CEO. The Board’s current leadership structure is characterized by:
•a combined Chairman of the Board and CEO;
•a robust committee structure with oversight of various types of risks; and
•engaged independent Board members.

Mr. Arling has served as our Chairman and CEO since July 2001. The Board believes that combining the roles of Chairman and CEO contributes to an efficient and effective Board. The CEO, with his in-depth knowledge and understanding of the Company, is best able to chair regular Board meetings by bringing key business issues and stockholder interests to the Board’s attention. In addition, the Board believes that combining these roles maximizes our CEO’s effectiveness. Within the Company, the CEO is primarily responsible for effectively leading significant change, improving operational efficiency, driving growth, managing the Company’s day-to-day business, managing the various risks facing the Company, and reinforcing the expectation for all employees of uncompromising honesty and integrity. Our Board believes that combining the roles of Chairman and CEO gives management clarity of leadership and a consistent and effective means of communicating directions to management from the Board of Directors. Because of this, management knows that when the CEO is speaking, it is with the voice of the Board and not merely that of an executive officer. Coupled with our independent directors, this combined structure provides independent oversight while avoiding unnecessary confusion regarding the Board’s oversight responsibilities and the day-to-day management of business operations.

Other Leadership Components. Another key component of our leadership structure is our strong governance practices to ensure that the Board effectively carries out its responsibility for the oversight of management. All directors, with the exception of our Chairman, are independent, and all committees are made up entirely of independent directors. We do not have a lead independent director. Non-management directors meet in regularly scheduled executive sessions at the end of every regularly scheduled board meeting. The non-management directors may schedule additional executive sessions as appropriate. Members of management do not attend these executive sessions. The Board has full access to our management team at all times. In addition, the Board or any committee may retain, at such times and on such terms as determined by the Board or committee in its sole discretion, independent legal, financial and other consultants and advisors to advise and assist the Board or committee in discharging its oversight responsibilities.

Risk Management

Management is responsible for assessing and managing UEI’s exposure to various risks while the Board of Directors has responsibility for the oversight of risk management. Management has an enterprise risk management process to identify, assess and manage the most significant risks facing UEI, including financial, strategic, operational, litigation, compliance and reputational risks.

The Audit Committee has oversight responsibility to review management’s risk management process, including the policies and guidelines used by management to identify, assess and manage UEI’s exposure to risk, including cyber-security risks. The Audit Committee also has oversight responsibility for financial risks. The Board has oversight responsibility for all other risks. Management reviews financial risks with the Audit Committee at least quarterly and reviews its risk management process with the Audit Committee on an ongoing basis. Management reviews various significant risks with the Board throughout the year, as necessary and/or appropriate, and conducts a formal review of its assessment and management of the most significant risks with the Board on an annual basis.

Our internal auditor ("Internal Auditor") has direct access to the Audit Committee and is responsible for leading the formal risk assessment and management process within the Company. The Internal Auditor, through consultation with the Company’s senior management, periodically assesses the major risks facing the Company and works with those executives responsible for managing each specific risk. The Internal Auditor periodically, no less than quarterly, reviews with the Audit Committee the major risks facing the Company and the steps management has taken to monitor and mitigate those risks. The Internal Auditor’s risk management report, which is provided in advance of the regularly scheduled Audit Committee meetings, is reviewed by the entire Audit Committee. The executive responsible for managing a particular risk may also report to the Audit Committee or full Board on how the risk is being managed and mitigated. Throughout the year, the Chair of the Audit Committee provides the Internal Auditor with performance and development-based feedback.

Management’s role to identify, assess and manage risk, and the Board’s role in risk oversight, have been well defined for many years. The Board’s role in risk oversight has had no significant effect on the Board’s leadership structure. However, we believe that the Board’s leadership structure, with Mr. Arling serving as Chairman and Chief Executive Officer, enhances the Board’s effectiveness in risk oversight due to Mr. Arling’s extensive knowledge of the Company’s operations and the industries in which we conduct business.

In addition, the Board has delegated to other committees the oversight of risks within their areas of responsibility and expertise. For example, the Compensation Committee oversees the risks associated with the Company’s compensation practices, including a periodic review of the Company’s compensation policies and practices for its employees. The Company has determined there are no risks arising from its compensation policies that are reasonably likely to have a material adverse effect on the Company. The Corporate Governance and Nominating Committee oversees the risks associated with the Company’s overall governance and its succession planning process.

Communications with Directors

The Board has adopted a process by which stockholders and other interested parties may communicate with members of the Board, committee chairs or the non-management directors as a group by regular mail. Any communication by regular mail should be sent to Universal Electronics Inc., 15147 N. Scottsdale Road, Suite H300, Scottsdale, Arizona 85254, to the attention of the applicable director or directors with a copy to the Secretary.

Board and Committee Self-Assessments

The Board of Directors has instituted self-assessments of the Board, as well as of the Audit, Compensation, and Corporate Governance and Nominating Committees, to assist in determining whether the Board and its committees are functioning effectively. During 2021, the Audit Committee completed its self-evaluation and reviewed and discussed the results with the full Board.

Board Committee Charters and Other Corporate Governance Materials

The Board of Directors has adopted written charters for the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee. Each committee reviews and evaluates the adequacy of its charter at least annually and recommends any proposed changes to the Board for approval. You may access all committee charters, our Code of Conduct, our Corporate Governance Guidelines, our Director Independence Standards, and other corporate governance materials through the "Investor Relations" section of our website, www.uei.com.

Stock Ownership Guidelines

The Board of Directors believes strongly that its directors and executive officers should have meaningful share ownership in UEI. Accordingly, the Board has established minimum share ownership requirements. Each director is expected to own, at a minimum, that number of shares of common stock equal in value to $250,000, and each executive officer is expected to own, at a minimum, that number of shares of common stock equal in value to a multiple of his or her base salary ranging from a low of one times for certain executive officers to a high of four times for our Chairman and Chief Executive Officer. Any new director or executive officer will have five years from the date they join the Company to meet these minimum ownership requirements. Presently, all of our directors and executive officers meet these guidelines. For purposes of meeting this minimum share ownership requirement, each equivalent share of common stock held under our benefit plans and each time-based restricted stock unit is considered as a share of common stock. Stock options and unvested performance-based restricted stock units are not considered towards meeting this requirement. More information pertaining to executive officer stock ownership guidelines is set forth under the heading "Executive Officer Stock Ownership Guidelines" in the "Compensation Discussion and Analysis" section. In addition, more information pertaining to Board of Director stock ownership guidelines is set forth under the heading "Director Stock Ownership Guidelines" in the "Director Compensation and Stock Ownership Guidelines" section.

Board Structure and Committee Membership

Board Composition

We currently have seven directors: one is a Class I Director and six are Class II Directors. A Class I Director is a director who is also an employee of UEI and is elected each year at the Annual Meeting to serve a one-year term and a Class II Director is a director who is not an employee and is elected every even-numbered year at the Annual Meeting to serve a two-year term.

Board of Directors Meetings Held During 2021

During 2021, the Board formally met seven times and acted one time by unanimous written consent. Each director is expected to attend each meeting of the Board and those committees on which he or she serves. During 2021, no director attended less than 75% of the aggregate of all Board meetings and meetings of committees on which the director served. We encourage each director to attend every Annual Meeting; however, since attendance by our stockholders at these meetings has historically been via proxy and not in person, our outside directors have not regularly attended these meetings. At the 2021 Annual Meeting one independent board member attended in person.

Role of Primary Board Committees

The Board has three standing committees - Audit, Compensation, and Corporate Governance and Nominating. Each committee is composed entirely of independent directors, as determined by the Board in accordance with applicable NASDAQ listing standards and the Board’s Director Independence Standards. In addition, Audit Committee and Compensation Committee members meet additional heightened independence criteria applicable to Audit Committee and Compensation Committee members under applicable NASDAQ and Securities and Exchange Commission ("SEC") independence requirements. The table below provides information about the current membership of the committees and the number of meetings held in 2021.

Name/Item	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee
Satjiv S. Chahil		X	X
Sue Ann R. Hamilton		Chair	X
William C. Mulligan	X		Chair
Gregory P. Stapleton		X
Carl E. Vogel	X
Edward K. Zinser	Chair
Number of Meetings	4*	2**	***
*The Audit Committee also acted once by unanimous written consent.
**The Compensation Committee also acted once by unanimous written consent.
*** The Corporate Governance and Nominating Committee acted once by unanimous written consent.

Audit Committee

The Audit Committee is primarily concerned with the integrity of our financial statements, our compliance with legal and regulatory requirements, the independence, qualification, and performance of the independent registered public accounting firm and the performance of our Internal Auditor. The Audit Committee’s functions include:
•monitoring the Company’s major risk exposures, including financial risk, and the steps management has taken to control such exposures;
•meeting with our independent registered public accounting firm and management representatives;
•making recommendations to the Board regarding the appointment of the independent registered public accounting firm;
•approving the scope of audits and other services to be performed by the independent registered public accounting firm;
•establishing pre-approval policies and procedures for all audit, audit-related, tax and other fees to be paid to the independent registered public accounting firm;
•considering whether the performance of any professional service by the registered public accountants may impair their independence;
•reviewing the results of external audits, the accounting principles applied in financial reporting, and financial and operational controls; and
•meeting with the Internal Auditor and approving the scope and review of audits performed by the Internal Auditor.

The independent registered public accountants and the Internal Auditor each have unrestricted access to the Audit Committee, and the members of the Audit Committee have unrestricted access to each of the independent registered public accountants and the Internal Auditor.

All of the Audit Committee members are financially literate. The Board has determined that Mr. Zinser is qualified as an "audit committee financial expert" within the meaning of applicable SEC regulations.

Audit Committee Report

The Audit Committee reviews our financial reporting process on behalf of the Board of Directors and while management has the primary responsibility for the financial statements and the reporting process, our independent registered public accountants are responsible for expressing an opinion on the conformity of our audited financial statements to accounting principles generally accepted in the United States, in all material respects.

In this context, the Audit Committee hereby reports as follows:
1.The Audit Committee has reviewed and discussed our audited financial statements for the year ended December 31, 2021 with management and the independent registered public accountants.
2.The Audit Committee has discussed the matters required to be discussed by the applicable standards of the Public Company Accounting Oversight Board ("PCAOB") and the SEC with the independent registered public accounting firm.
3.The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm its independence.
4.The Audit Committee has considered whether the independent registered public accountants’ provision of non-audit services provided to us, if any, is compatible with the registered public accountants’ independence.

Relying on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that our financial statements for the year ended December 31, 2021, as presented to the Audit Committee, be included in our Annual Report on Form 10-K for the year ended December 31, 2021 to be filed with the SEC in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder.

Audit Committee of the Board of Directors

Edward K. Zinser — Chair
William C. Mulligan
Carl E. Vogel
Compensation Committee

The Compensation Committee assists the Board in discharging its responsibilities relating to the compensation of the chief executive officer and other executive officers (including "NEOs" as such term is defined below in the "Compensation Discussion and Analysis"). Among other things, the Compensation Committee:
•reviews the corporate goals and objectives approved by the Board relevant to the compensation of our chief executive officer and other executive officers, evaluates their performance in light of such goals and objectives and, based on its evaluations and appropriate recommendations, reviews and approves the compensation of our chief executive officer and other executive officers, each on an annual basis;
•monitors potential risks relating to the Company's compensation policies and practices;
•reviews and discusses with management the Compensation Discussion and Analysis required by SEC rules, recommends to the Board whether the Compensation Discussion and Analysis should be included in the Company’s Annual Report and Proxy Statement and prepares the Compensation Committee Report required by SEC rules for inclusion in the Company’s Annual Report and Proxy Statement;
•reviews periodically compensation for non-management directors of the Company and recommends changes to the Board as appropriate;
•reviews and approves compensation packages for new executive officers and severance packages for executive officers whose employment terminates with the Company;
•reviews and makes recommendations to the Board with respect to the adoption or amendment of incentive and other stock-based compensation plans;
•administers the Company’s stock incentive plans; and
•assesses the independence of any outside compensation consultant of the Company.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves or has served on the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee assists the Board in identifying qualified individuals to become board and committee members, considers matters of corporate governance and assists the board in evaluating the Board’s effectiveness. Among other things, the Corporate Governance and Nominating Committee:

•develops and recommends to the Board criteria for board membership;
•identifies, reviews the qualifications of and recruits candidates for election to the Board and to fill vacancies or new positions on the Board as directed by the Board;
•reviews candidates recommended by the Company’s stockholders, if any, for election to the Board;
•reviews annually our corporate governance principles and recommends changes to the Board as appropriate;
•recommends to the Board changes to our Code of Conduct;
•reviews and makes recommendations to the Board with respect to the Board’s and each committee’s size, structure, composition and functions;
•assists the Board in developing and evaluating potential candidates for executive positions and in overseeing the development of executive succession plans; and
•oversees the process for evaluating the Board and its committees.

The Corporate Governance and Nominating Committee will consider director candidates recommended by our stockholders. Stockholders recommending candidates for consideration by the Corporate Governance and Nominating Committee should send their recommendations to our Secretary at Universal Electronics Inc., 15147 N. Scottsdale Road, Suite H300, Scottsdale, Arizona 85254. The recommendation must include the candidate’s name, biographical data and qualifications.

Any such recommendation should be accompanied by:
•a written statement from the candidate of his or her consent to be named as a candidate and, if nominated and elected, willingness to serve as a director in accordance with our policies and bylaws;
•a completed written questionnaire in form and substance to be provided by the Secretary of UEI, covering matters including the background and qualifications of the candidate to serve on the Board; and
•a written representation and agreement in form and substance to be provided by the Secretary of UEI, regarding any agreement, arrangement or understanding to which the candidate is a party relating to any voting commitment or assurance made by the candidate, and certain other matters as more particularly described in our bylaws.

The Corporate Governance and Nominating Committee will evaluate director candidates recommended by stockholders, if any, based on the same criteria used to evaluate candidates from other sources. The Corporate Governance and Nominating Committee may employ professional search firms (for which we would pay a fee) to assist in identifying potential Board members with the desired skills and disciplines.

Board Composition and Diversity

The Company does not maintain a formal diversity policy for Board membership, however, the Board believes that the directors, considered as a group, should provide a mix of backgrounds, experience, knowledge, and abilities, and as such is committed to be comprised of a diverse selection of individuals who bring their personal and professional experiences to bear in order to create a constructive debate of competing views and opinions in the boardroom. The Board recognizes that it is through this diversity, not only in background and experience, which the Board defines broadly to include, among other things, differences in backgrounds, qualifications, experiences, viewpoints, geographic locations, education, skills and expertise, professional and industry experience, and personal characteristics (including age, gender and race/ethnicity) that will help ensure that the Board best performs its oversight function and more completely represents the diversity of the Company's stockholders, associates, customers, and the communities in which we operate.

Notwithstanding this belief, in carrying out its duties of reviewing the composition of our Board, the Corporate Governance and Nominating Committee has developed specific selection criteria that it employs to assist in identifying candidates for potential admission to the Board with an emphasis on seeking qualified female and other diverse candidates. These criteria include, among other things, candidates possessing:
•the highest personal and professional ethics, character, integrity and values;
•the appropriate characteristics, skills, and experience in the following areas, product development/technology, operations, video services, finance, and/or sales and marketing to make a significant contribution to the Board;
•an inquisitive and objective perspective, practical wisdom and mature judgment; and
•a commitment to represent the interests of all of our stockholders, employees, customers, and the communities within which we operate, and also demonstrate a commitment to long-term service on the Board.

In addition, each director is required to notify the Chairman and the Chair of the Corporate Governance and Nominating Committee upon a change in principal professional responsibilities. The Corporate Governance and Nominating Committee may consider such change of status in recommending to the Board whether the director should continue serving as a member of the Board. The Board encourages, and we will reimburse the costs associated with, directors participating in continuing director education. The Board believes that term limits may result in the loss of long-serving directors who over time have developed unique and valuable insights into our business and therefore can provide a significant contribution to the Board.

Board Diversity Matrix (as of April 1, 2022)
Total Number of Directors	7

Part I: Gender Identity	Female	Male	Non-Binary	Did Not Disclose Gender
Directors	1	5	—	1

Part II: Demographic Background	Female	Male	Non-Binary	Did Not Disclose Gender
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	1	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	1	4	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—
Did Not Disclose Demographic Background	1

On April 13, 2022, the Company announced that Gregory P. Stapleton, whose term expires at the Annual Meeting, decided to not stand for reelection. Mr. Stapleton currently serves as a member of the Board’s Compensation Committee and his service in that role will also end effective as of the Annual Meeting. Mr. Stapleton’s decision not to stand for reelection and retirement from the Board is not the result from a disagreement with the Company. The Board’s Corporate Governance and Nomination Committee has commenced a search for candidates to fill the vacancy caused by Mr. Stapleton's decision before the end of 2022, with the goal of filling that vacancy with a qualified female.
DIRECTOR COMPENSATION AND STOCK OWNERSHIP GUIDELINES

Non-Management Director Compensation

We compete primarily with technology companies in attracting and retaining our non-management directors. The advice of our non-management directors has been instrumental in our success. As noted in the overview of director backgrounds above, our current directors have deep experience in technology industries, Silicon Valley innovations and global marketing, telecommunications and subscription services TV, electronic devices manufacturing and marketing, private equity investments in technology, and internet-based consumer services and products. And each time our non-management directors have been up for re-election, our stockholders have recognized their value by overwhelmingly approving their re-election.

Consistent with this technology industry context, our Board of Directors has long held the belief that its compensation for serving as a member of our Board of Directors should be closely tied to the interests of our stockholders, meaning the vast majority of the non-management directors’ compensation be in equity as opposed to cash, yet be positioned to attract and retain qualified members. When the Compensation Committee last studied non-management directors’ compensation, it focused on the Company’s Peer Group, which is used for assessing executive compensation. The Peer Group consists of companies in the Electronic Equipment & Instruments, Electronic Manufacturing Services, Electronic Components/Household Appliances, and Consumer Electronics industries (see page 31 below for details of the Peer Group). The Compensation Committee also considered recent developments in law, corporate governance, shareholder activism and pay practices regarding board compensation programs generally, compensation trends and best practices, competitive pay levels, stockholder view of non-management director compensation practices, effects of recent legal interpretations, and proxy disclosure.

Based upon this study and the conclusions reached by the Compensation Committee, the non-management directors’ annual compensation was set as follows (effective July 1, 2018):
1.A Board membership cash retainer equal to $50,000 ($12,500 paid quarterly);
2.A Committee membership cash retainer as follows:

a.Audit Committee membership - $10,000 ($2,500 paid quarterly),
b.Compensation Committee membership - $10,000 ($2,500 paid quarterly),
c.Corporate Governance and Nominating Committee membership - $5,000 ($1,250 paid quarterly);
3.A cash retainer for each committee chaired as follows:
a.Audit Committee Chair - $11,250 ($2,812.50 paid quarterly)
b.Compensation Committee Chair - $10,000 ($2,500 paid quarterly),
c.Corporate Governance and Nominating Chair - $6,000 ($1,500 paid quarterly); and
4.An award of 5,000 shares of our common stock (which number of shares may be reduced when determined by the Board to be necessary and appropriate), but in no event may the dollar value of such share award exceed $500,000, which vests ratably each quarter during the fiscal year awarded.

In addition to their annual compensation, non-management directors may receive a periodic stock option grant when warranted (for example, upon their initial appointment to the Board of Directors) to compensate them for stellar past performance or to incentivize them to continue as members of our Board of Directors.
Non-Management Director Compensation Table

Name of Director	Year	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) ($)	Option Awards ($)	Total Compensation ($)
Satjiv S. Chahil	2021	65,000	243,525	—	308,525
Sue Ann R. Hamilton	2021	75,000	243,525	—	318,525
William C. Mulligan	2021	71,000	243,525	—	314,525
Gregory P. Stapleton	2021	60,000	243,525	—	303,525
Carl E. Vogel	2021	60,000	243,525	—	303,525
Edward K. Zinser	2021	71,250	243,525	—	314,775

(1)This column represents the cash compensation earned in 2021 for Board and committee service. See the "Additional Information about Fees Earned or Paid in Cash During 2021" table below.
(2)This column represents the grant date fair value of stock awards granted to Class II Directors as part of their compensation. For additional information regarding stock-based compensation and the assumptions used in calculating the grant date fair value, please refer to Note 15 of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the SEC. See "Additional Information about Non-Management Director Equity Awards" for further information related to stock awards granted in 2021.

Mr. Arling, who is the Company's Chief Executive Officer and the Company’s only Class I Director, received no additional compensation for his service as a director during 2021. All directors are reimbursed for travel expenses and other out-of-pocket costs incurred to attend meetings.

Additional Information about Fees Earned or Paid in Cash During 2021

The following table provides additional information about fees earned or paid in cash to non-management directors during 2021:

Name of Director	Year	Annual Retainers ($)	Committee Chair Fees (1) ($)	Committee Membership Fees ($)	Total ($)
Satjiv S. Chahil	2021	50,000	—	15,000	65,000
Sue Ann R. Hamilton	2021	50,000	10,000	15,000	75,000
William C. Mulligan	2021	50,000	6,000	15,000	71,000
Gregory P. Stapleton	2021	50,000	—	10,000	60,000
Carl E. Vogel	2021	50,000	—	10,000	60,000
Edward K. Zinser	2021	50,000	11,250	10,000	71,250

(1)Mr. Mulligan, Ms. Hamilton, and Mr. Zinser chaired the Corporate Governance and Nominating Committee, Compensation Committee, and Audit Committee, respectively, in 2021.

Additional Information about Non-Management Director Equity Awards
The following table provides additional information about equity awards made to non-management directors during 2021 and outstanding awards at the end of the year:

Name of Director	Restricted Stock Unit Awards Granted During 2021 (#)	Option Awards Granted During 2021 (#)	Grant Date Fair Value of Stock Awards Granted During 2021 (1) ($)	Stock Awards Outstanding at Year End (#)	Option Awards Outstanding at Year End (#)
Satjiv S. Chahil	5,000	—	243,525	3,750	—
Sue Ann R. Hamilton (2)	5,000	—	243,525	3,750	20,000
William C. Mulligan	5,000	—	243,525	3,750	—
Gregory P. Stapleton	5,000	—	243,525	3,750	—
Carl E. Vogel	5,000	—	243,525	3,750	—
Edward K. Zinser	5,000	—	243,525	3,750	—

(1)Represents the grant date fair value of stock awards granted during 2021. This number is calculated by multiplying the fair market value of our common stock on the date of grant by the number of shares awarded. For additional information regarding the assumptions used in calculating the grant date fair value, please refer to Note 15 of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the SEC.
(2)Outstanding stock options issued to Ms. Hamilton were comprised of 20,000 stock options granted on November 1, 2019 (upon her appointment to the Board of Directors) that vest ratably over a three-year period and will expire on November 1, 2029.

Director Stock Ownership Guidelines
The Company requires each of our independent, Class II Directors to own at least $250,000 worth of our common stock (with new members having five years from the date they join the Board of Directors to meet the guidelines). These guidelines are designed to align the Class II Directors' long-term financial interests with those of stockholders. As of December 31, 2021, all of our independent directors satisfied the stock ownership guidelines.

For the purposes of meeting this minimum stock ownership requirement, each time-based restricted stock unit is considered as a share of common stock. Stock options and unvested performance-based restricted stock units are not considered towards meeting this requirement.

The Compensation Committee reviews ownership levels of our Directors annually. The requirements for our independent Directors, as well as the average actual ownership levels at December 31, 2021 of our independent directors, are set forth in the table below.

Average of Six Outside Directors
$2,000,000
$1,500,000
$1,000,000
$500,000
$0
Minimum Ownership Requirement
Actual Ownership

Anti-Pledging and Hedging Policies
The Company has an anti-pledging policy prohibiting all non-management Directors and executive officers of the Company from holding any shares of the Company’s stock in a margin account and from pledging any such stock as collateral for any loan. Hedging the Company's stock is generally permitted within prescribed trading windows and otherwise in accordance with the Company's Insider Trading Policy.

Proposal 2 - Approval, on an Advisory Basis, of Executive Officer Compensation

As required by Section 14A of the Exchange Act, the Company seeks approval, on an advisory basis, from its stockholders of the compensation of its executive officers as described in the Compensation Discussion and Analysis section beginning on page 20 and the Summary Compensation Table and supporting tables and information beginning on page 34. The Company designed its compensation programs to help recruit, retain and motivate key executives to deliver the successful operating, financial, and stockholder value performance expected by its investors. The Compensation Committee strongly believes that executive compensation, both pay opportunities and pay actually realized, should be tied to Company performance. In 2021, over 77% of our CEO's total compensation was in the form of annual and long-term incentives that were tied to the Company's operating results and stock price. Our other NEOs, on average, received approximately 63% of their total 2021 compensation pursuant to the same annual and long-term incentives. At last year’s Annual Meeting held on June 8, 2021, the say-on-pay advisory vote was overwhelmingly favorable, with approximately 93% of all shares entitled to vote, voting in favor of approving our executive officer compensation program. At the 2017 Annual Meeting, 83% of the votes cast were in favor of holding future advisory votes on executive compensation every year. Accordingly, we will include an advisory vote on executive compensation in our proxy materials every year at least until the next "Say on Frequency" vote, which will be no later than our 2023 Annual Meeting.

In deciding how to vote on this proposal, the Board encourages you to read the Compensation Discussion and Analysis section for a detailed description of our executive compensation philosophy and programs, the compensation decisions the Compensation Committee has made under those programs and the factors considered in making those decisions. In particular, you should consider the following factors, which are more fully discussed in the Compensation Discussion and Analysis:
•Historically we have operated in a highly competitive pricing environment. This past year was no different. It was also a year in which we continued to be impacted by the worldwide COVID-19 pandemic, supply chain and transportation issues and reductions in sales to our customers. At the same time, we continued to invest in new products that we believe will drive strong results in key financial metrics that correlate with long-term stockholder value.
•The great majority of executive pay is not guaranteed. The Company sets clear annual financial goals for corporate and business unit performance and differentiates its bonus awards based on individual achievement. Pay for performance is evident in the charts on pages 20 and 21 of this proxy statement.

Accordingly, we are asking our stockholders to vote "FOR" the following resolution:

"RESOLVED, that Universal Electronics Inc.'s stockholders hereby approve, on an advisory basis, the compensation of the executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the "Compensation Discussion and Analysis," the compensation tables and any related material disclosed in Universal Electronic Inc.'s proxy statement."

This advisory vote on executive officer compensation is not binding on us. However, the Board and the Compensation Committee value the opinion of our stockholders. To the extent there is a significant vote against this proposal, we will seek to determine the reasons for our stockholders' concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns when making future named executive officer compensation decisions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" PROPOSAL 2 RELATING TO THE APPROVAL, ON AN ADVISORY BASIS, OF EXECUTIVE OFFICER COMPENSATION.

COMPENSATION DISCUSSION AND ANALYSIS

This section provides a description of our executive compensation philosophy, programs and practices, the compensation decisions the Compensation Committee made under those programs and the factors considered in making those decisions. This Compensation Discussion and Analysis focuses on the following executives who were our named executive officers ("NEOs") in 2021:

Name	Title
Paul D. Arling	Chairman and Chief Executive Officer
Bryan M. Hackworth	Chief Financial Officer and Senior Vice President
Ramzi S. Ammari	Senior Vice President, Corporate Planning and Strategy
Menno V. Koopmans	Senior Vice President, Global Sales
Joseph E. Miketo	Senior Vice President, Operations

Pay for Performance

Our compensation programs and practices are designed to help recruit, retain and motivate key executives so that they may deliver the successful operating, financial and stockholder value performance expected by our investors.

Performance-Based Compensation

The Compensation Committee believes that our compensation program and practices have been instrumental in supporting achievement of our operating success and performance for stockholders. The program emphasizes annual and long-term performance-based incentives so that the vast majority of our executive officers' total compensation is tied to the Company's financial or long-term stock price performance.

In 2021, over 77% of our CEO's total target compensation was in the form of annual and long-term incentives that were tied to the Company's operating results or stock price. Our other executive officers, on average, received approximately 63% of their total 2021 target compensation in the same annual and long-term incentives.

CEO 2021 Target Compensation

Other : 0.7%
Base Salary : 21.9%
Long-Term Equity: 55.5%
Target Bonus : 21.9%

Other Executive Officers 2021 Target Compensation

Other : 1.4%
Base Salary: 35.5%
Long-Term Equity : 42.5%
Target Bonus: 20.6%

The Compensation Committee strongly believes that executive compensation pay opportunities and pay actually realized should be tied to Company performance on an absolute basis, relative to similar technology companies and on competitive pay standards. In addition, realized executive pay should be tied to performance in two key ways: (1) the Company's operating and financial performance and (2) the return to stockholders over time.

Operating Performance

Historically, we have operated in a highly competitive pricing environment. This past year was no different. It was also a year in which we continued to be impacted by the worldwide COVID-19 pandemic, supply chain and transportation issues and reductions in sales to our customers. At the same time, we continued to invest in new products that we believe will drive strong results in key financial metrics that correlate with long-term stockholder value.

(in millions, except per share amounts and percentages)	2017	2018	2019	2020	2021
Net Sales	$695.8	$680.2	$753.5	$614.7	$601.6
Net Income (Loss)	$(10.3)	$11.9	$3.6	$38.6	$5.3
Diluted EPS	$(0.72)	$0.85	$0.26	$2.72	$0.39
Cash Flow from Operations	$13.8	$12.9	$85.3	$73.4	$40.3
Gross Margin %	23.8%	20.8%	22.6%	28.7%	28.8%
Operating Margin %	1.5%	(0.2)%	2.0%	6.1%	3.9%
Return on Average Assets	(1.8)%	2.0%	0.6%	7.2%	1.0%
Closing Y/E Stock Price	$47.25	$25.28	$52.26	$52.46	$40.75

Over the five-year period from 2017 to 2021, the Company has generated $225.7 million in cash flow from operations.

Key strategic initiatives and related achievements for 2021 are listed below:

Continue to develop industry-leading technologies and products.	Research and development expenditures remained relatively flat as we continued to develop advanced technologies designed to improve and simplify set-up and control features.
Continue to broaden our home control and automation product offerings.	Broadened our product portfolio and updated our library of device codes for new features and devices introduced worldwide.
Further penetrate international subscription broadcasting markets and increase our share with existing customers.	Increased sales with new and existing customers in international and domestic markets.
Acquire new customers in historically strong regions.	Acquired new customers in North America and Europe.
Seek acquisitions that compliment and strengthen our existing business.	Continued our search for acceptable acquisition candidates.

Return to Stockholders

The following chart shows how our total stockholder return ("TSR") compares to the S&P Small Cap 600 Index, the Nasdaq Composite Index and a consumer electronics peer group(1). The companies in the consumer electronics peer group compete in markets similar to those of the Company.

Comparison of Stockholder Returns of Universal Electronics Inc., S&P Small Cap 600 Index, the NASDAQ Composite Index, and the Peer Group

350
300
250
200
150
100
50
0
12/31/2016
12/31/2017
12/31/2018
12/31/2019
12/31/2020
12/31/2021
Universal Electronics Inc.
S&P Small Cap 600 Index
NASDAQ Composite Index
Peer Group

(1) Companies in the consumer electronics peer group are as follows: Xperi Corporation (formerly TiVo Corporation), Logitech International, Dolby Laboratories, Inc., and VOXX International Corp.

Alignment between Executive Pay and Company Performance

The Compensation Committee believes that there should be a strong correlation between executive pay and Company performance. As indicated above, the Company’s executive compensation program included many features designed to maintain this alignment, while also protecting the Company against inappropriate risk taking and conflicts among the interests of the Company, its stockholders and its executives.

As explained above, approximately 77% of our CEO’s total 2021 target compensation was tied to performance in the form of annual cash incentives and long-term equity incentives. The following chart shows the historical alignment between our Chief Executive Officer's total annual compensation ("CEO Annual Compensation") and the Company's performance (measured as TSR) for the past five years.

CEO Annual Compensation for each year is the sum of salary received, actual annual incentive earned, all other compensation received (as set forth in the Summary Compensation Table), and year-end values of equity awards granted during the year. Equity award balances are valued at the year-end closing price of the Company’s stock in the respective year of grant and include restricted stock units and "in-the-money" stock options. TSR reflects the stock price appreciation since year-end 2016.

The Compensation Committee believes that the relationship of our CEO’s Compensation to Total Stockholder Return demonstrates effective pay for performance in our executive compensation program.

CEO Annual Compensation and Company TSR Performance

$6,000
$5,000
$4,000
$3,000
$2,000
$1,000
$0
Compensation in Thousands
112%
96%
80%
64%
48%
32%
16%
TSR Percentage
2017 Actual
2018 Actual
2019 Actual
2020 Actual
2021 Actual
CEO Annual Compensation
TSR

2021 Pay Decisions

The Compensation Committee makes decisions for executive officer base salary and long-term incentive grants in January each year. At that time, final annual incentive awards are also confirmed based on prior year results relative to targets. In consideration of our performance, the Compensation Committee made the following decisions related to compensation for NEOs in 2021:
•Messrs. Koopmans and Miketo received an increase to their respective base salaries.
•Based on Company performance and our incentive plan funding schedule, no annual incentives were paid to our Chief Executive Officer and our NEOs for 2021 (please see the 2021 Performance Incentive Plan calculation chart on page 29).
•Made annual grants of stock options and restricted stock units on February 11, 2021 at grant values that were of equal value to the 2020 grant for our Chief Executive Officer and decreased by 5% for certain of our other NEOs. See also table contained in the section titled "Long Term Incentives" on page 29.

Say on Pay

At our 2021 Annual Meeting, approximately 93% of our shares entitled to vote approved our executive compensation. The Compensation Committee was pleased with this overwhelmingly favorable outcome and believes it conveyed our stockholders' support of the Compensation Committee's decisions and our existing executive compensation programs. Consistent with this support, the Compensation Committee did not make any changes as a direct result of this vote and decided to retain the core design of our executive compensation programs for the remainder of 2021 and in 2022, as it believes the programs continue to attract, retain and appropriately incent senior management.

We also welcomed input on executive compensation as we interacted with stockholders on a number of matters throughout the year. The Board of Directors and the Compensation Committee duly consider stockholder input as well as the other factors discussed in this Compensation Discussion and Analysis and routinely review our executive compensation programs and practices.

In addition, at our 2017 Annual Meeting, 83% of the votes cast were in favor of holding future advisory votes on executive compensation every year. Accordingly, we will include an advisory vote on executive compensation in our proxy materials every year at least until the next "Say-on-Frequency" vote, which will take place at our 2023 Annual Meeting.

Summary of Executive Compensation Practices

Below we list executive compensation practices that we have implemented to appropriately structure our executive rewards and practices that we have not implemented because we do not believe they would serve our stockholders' long-term interests.

Corporate Governance and Best Practices

Consistent with our commitment to executive compensation best practices, the Company continued the following executive compensation practices for 2021:
•Pay for performance by tying the vast majority of our executive compensation to achievement of annual operating and strategic goals and increases in stockholder value.
•No back-dating or repricing stock options.
•No defined benefit pension plan.
•No supplemental executive retirement plan.
•No tax gross-ups on employee benefits or perquisites.
•Competitive and reasonable post-employment and change in control provisions.
•Subject executives to stock ownership guidelines.
•Subject executives to clawback requirements.
•Prohibit executives from holding Company stock in margin accounts or pledging such stock as collateral for loans.
•Monitor potential risks relating to the Company's compensation policies and practices.
•Committee retention of an independent compensation consultant.

Philosophy and Overview of Our Compensation Program

This section describes our executive compensation philosophy and provides an overview of our compensation program and the rationale for each component of the program.

Philosophy and Objectives

The Compensation Committee believes that stockholder interests are best advanced by attracting and retaining a high-performing management team. To promote this objective, the Compensation Committee was guided by the following underlying principles in developing our executive compensation program:
•Long-term commitment - The program should be designed to gain a long-term commitment from the proven, accomplished executives that lead our success. Our executives have a combined total of approximately 130 years with the Company, during which they have held different positions and have been promoted to increasing levels of responsibility due to their exceptional contributions.
•Pay-for-performance - A high proportion of total compensation should be at risk and tied to achievement of annual operating and strategic goals or increases in stockholder value.
•Equity emphasis - Long-term incentives should be provided annually in Company equity to encourage executives to plan and act with the perspective of long-term stockholders.
•Sustainable performance orientation - The mix of incentives provided should motivate sustainable growth in the value of Company.
•Focus on total compensation - Compensation opportunities should be considered in the context of total compensation relative to the pay practices of similar technology companies that compete with us for talent.

The Compensation Committee regularly evaluates the Company's compensation arrangements to assess whether they are appropriately structured to support these objectives and are effective in enabling the Company to attract and retain top talent in key leadership positions.

Program Overview

Our executive compensation program is simple in design and limited in scope. We provide only one low-cost executive benefit and no perquisites to our executives located in the United States. Each program component and the rationale for it are highlighted below.

Element	Role and Purpose
Base salary	Provide competitive foundation for total compensation.
Annual incentives
Motivate and reward achievement of annual financial targets, which drive the valuation of our stock.
Enforce accountability for individual performance through discretionary increases or reductions in awards as deemed appropriate.

Long-term incentives	Align executives with stockholders.
Retirement savings	Permit executives to participate in the Company's 401(k) plan to facilitate retirement saving.
Executive benefits	Provide for executives' families through supplemental life insurance policies.
Non-U.S. benefits	Consistent with competitive practice in the Netherlands, provided Mr. Koopmans with a pension and automobile prior to his move to the United States in 2019.

How We Make Pay Decisions

This section describes the participants and process for setting executive compensation at the Company.

Role of Executive Officers in Setting Compensation

Each year management and the Board identify operating objectives that we believe need to be achieved for the Company to be successful. These objectives are derived largely from the Company's financial and strategic planning sessions led by the Chief Executive Officer, during which the Company's growth opportunities are analyzed and goals are established for the upcoming year. In addition to financial targets, the goals include qualitative strategic and operational objectives that are aimed at creating long-term stockholder value. Achievement of these objectives is considered in making pay decisions for the Chief Executive Officer and our other executive officers.

The Compensation Committee reviews all elements of compensation for the Chief Executive Officer based upon consideration of his contribution to the development and operating performance of the Company and competitive pay practices. The Compensation Committee develops and recommends pay changes for the Chief Executive Officer to the full Board of Directors for their approval. The Compensation Committee considers the recommendations of the Chief Executive Officer in establishing compensation for all other executives. Throughout the process, the Compensation Committee also considers input from our independent compensation consultant as it deems necessary and advisable.

Compensation Consultant

The Compensation Committee has the authority to retain compensation consulting firms, including Pay Governance LLC, exclusively to assist it in the evaluation of executive officer and employee compensation and benefit programs. In 2021, while the Compensation Committee retained the core design of the Company's executive compensation program and, as such, the Compensation Committee did not request Pay Governance LLC or any other compensation consulting firm to conduct a detailed review and analysis of our executive compensation program. Rather, the Compensation Committee requested simple advice and counsel with respect to levels of specific components of the program. In addition, the Compensation Committee sought and obtained guidance from other sources as it deemed appropriate. While our adviser periodically consults with management in performing work requested by the Compensation Committee, Pay Governance LLC did not perform any separate additional services for management during 2021.

The Compensation Committee has determined that Pay Governance LLC is independent and there was no conflict of interest resulting from retaining Pay Governance LLC. In reaching these conclusions, the Compensation Committee also considered the factors set forth in Rule 10C-1 of the Exchange Act and applicable listing standards.

The Chair of the Compensation Committee has announced that during 2022, the Committee will engage an independent compensation consulting firm to conduct a full study of our executive officer compensation, including the Company’s CEO, CFO, and all other executive officers (including the other NEOs) for purposes of assisting in the determination and establishment of the compensation of the Company’s CEO and all other executive officers for 2023.

Setting Executive Compensation for 2021

In determining base salary, target annual incentives and guidelines for equity awards, the Compensation Committee reviews total compensation using the executives' current level of compensation as the starting point. Decisions to change compensation consider:
•the scope and complexity of the functions each executive oversees;
•the contribution of those functions to our overall performance;
•individual capability and maturity in role;
•individual performance;
•role criticality and difficulty to replace the executive; and
•compensation practices of our peers.

The Chief Executive Officer assesses individual performance of each executive against established goals and expectations using criteria identified by the Compensation Committee. The Chief Executive Officer also provides the Compensation Committee with a self-assessment using the same criteria, including the following:

•results on key financial metrics;
•achievement of strategic operating objectives such as mergers and acquisitions, technological innovations, and global expansion;
•advancement of commercial excellence through new or improved products and services, market leadership, and customer attraction and retention;
•achieving operational goals in areas such as productivity, efficiency and risk management;
•improving organizational excellence through employee practices and organization structure; and
•support of Company values such as integrity and high ethical standards.

The Compensation Committee reviews the Chief Executive Officer's assessments and approves an overall rating for the Chief Executive Officer and each of the other executives. The overall rating indicates the warranted placement of the individual executive in the lower, middle or upper third of the competitive market ranges for base salary, target annual incentive, guideline long-term incentive opportunity, and target total direct compensation (base salary, target annual incentive and guideline long-term equity award value).

Competitive market ranges are based on benchmark pay data for comparable positions. For an individual executive the midpoint of the range is anchored to the market 50th percentile, the low end of the range reflects the market 25th percentile, and the high end of the range reflects the market 75th percentile. This approach to setting pay is consistent with our intent of offering compensation that is contingent on performance and contributions to the Company yet competitive within the marketplace.

2021 Total Direct Compensation Opportunity

Based on the Compensation Committee's review, the 2021 Total Direct Compensation opportunities of our NEOs were:

Executive	Base Salary	Target Annual Incentive as a % of Base Salary	Target Cash (Base Salary + Annual Incentives)	Long-Term Incentives	Target Total Direct Compensation
Paul D. Arling	$830,000	100%	$1,660,000	$2,100,000	$3,760,000
Bryan M. Hackworth	$400,000	70%	$680,000	$600,000	$1,280,000
Ramzi S. Ammari	$400,000	60%	$640,000	$550,000	$1,190,000
Menno V. Koopmans	$323,460	50%	$485,460	$300,000	$785,460
Joseph E. Miketo	$338,460	50%	$507,460	$300,000	$807,460

Elements of Executive Compensation

We generally allocate among the principal elements of our total compensation program (base salary, annual performance incentives, and long-term equity awards) based on market practices. This ensures that our compensation program is effective for attracting and retaining key leaders.

Base Salary

We review base salaries annually, and change them from time to time in consideration of performance, increased responsibilities, benchmark studies and market competitiveness. During 2021, Messrs. Koopmans and Miketo received base salary increases of 3%, each. These increases were made to more closely align their base salaries to the median salaries of our peer group as previously identified.

Executive	2021 Base Salary	2020 Base Salary	Percent Change
Paul D. Arling	$830,000	$830,000	0%
Bryan M. Hackworth	$400,000	$400,000	0%
Ramzi S. Ammari	$400,000	$400,000	0%
Menno V. Koopmans	$323,460	$315,000	3%
Joseph E. Miketo	$338,460	$330,000	3%

Annual Incentives

Our executives participate in the Universal Electronics Inc. Annual Performance Incentive Plan (the "Performance Incentive Plan"). Within 90 days after the commencement of the year, the Compensation Committee identifies the executive officers who will participate in the Performance Incentive Plan for that year and establishes the annual performance criteria.

In 2021, the Performance Incentive Plan payment for executives was determined in two steps. First, the Preliminary Annual Incentive was calculated using the following formula:

Base Salary x Target Annual Incentive % x Company Performance Factor

The Preliminary Annual Incentive may be modified in the discretion of the Compensation Committee in consideration of individual performance.

Company Performance Factor. For 2021, the Compensation Committee selected Adjusted Non-GAAP Diluted Earnings Per Share ("EPS") as the appropriate performance measure for the Performance Incentive Plan. Adjusted Non-GAAP Diluted EPS may be found in our press releases related to our quarterly and annual earnings releases and excludes the following items:

•Amortization and depreciation expense relating to acquired assets;
•Stock-based compensation;
•Excess manufacturing overhead and factory transition costs;
•Impairment of China-based fixed assets;
•Gain on release of Ohio call center guarantee;
•Loss on sale of our Argentina subsidiary;
•Litigation costs;
•Employee related restructuring and other costs;
•Changes in the value of contingent consideration;
•Foreign currency gains and losses; and
•Tax effects of the above adjustments.

Adjusted Non-GAAP Diluted EPS is a reflection on the operating performance of the Company and directly influences return to stockholders. In addition, management and stockholders use Adjusted Non-GAAP Diluted EPS to value the Company.

Given the challenging economic environment and after taking into consideration that the actual Adjusted Non-GAAP Diluted EPS for 2020 was $3.76, the Compensation Committee established an Adjusted Non-GAAP Diluted EPS of $4.10 for Performance Incentive Plan funding at target levels for 2021. In the course of determining the Adjusted Non-GAAP Diluted EPS target, the Compensation Committee concluded that its achievement was substantially uncertain. Actual 2021 Adjusted Non-GAAP Diluted EPS of $3.59 resulted in a Company Performance Factor of 0% (as shown below) and therefore no annual incentives were paid under the Performance Incentive Plan.

The following table shows the percentage of target funding for the various levels of performance and shows, for each NEO, the amount of his annual incentive as a percentage of base salary paid at each performance level:

	Threshold	Target	Maximum	Actual
EPS(1)	$3.70	$4.10	$4.40	$3.59
Percent of Target Funding	50%	100%	200%	0%
Paul D. Arling	50%	100%	200%
Bryan M. Hackworth	35%	70%	140%
Ramzi S. Ammari	30%	60%	120%
Menno V. Koopmans	25%	50%	100%
Joseph E. Miketo	25%	50%	100%
(1)Adjusted Non-GAAP diluted EPS targets are inclusive of Performance Incentive Plan amounts funded.

Individual Performance Factor. The Compensation Committee also evaluates individual performance in determining the final incentive awards for our executives. In making this evaluation, the Chief Executive Officer provides his assessment of the other executives as input to the Compensation Committee's evaluations. This assessment is described above in "Setting Executive Compensation."

The 2021 Performance Incentive Plan award calculations for our NEOs are indicated in the following table:

Executive	Base Salary	Target Annual Incentive %	Target Annual Incentive	Company Performance Factor	Individual Performance Rating (1)	Actual Annual Incentive Award
Paul D. Arling	$830,000	100%	$830,000	0%	N/A	$—
Bryan M. Hackworth	$400,000	70%	$280,000	0%	N/A	$—
Ramzi S. Ammari	$400,000	60%	$240,000	0%	N/A	$—
Menno V. Koopmans	$323,460	50%	$162,000	0%	N/A	$—
Joseph E. Miketo	$338,460	50%	$169,000	0%	N/A	$—
(1) Since the Company Performance Factor was zero (0), there were no incentive awards given, thus no need to provide an Individual Performance Rating.

Long-Term Incentives

The Compensation Committee sets guideline award levels for long-term equity compensation for participating executives, including our NEOs. The 2021 guidelines were expressed as grant values and in determining such values, the Committee members used the same grant values as determined in 2020.

Each executive's actual grant value of long-term equity compensation relative to the guideline value is individually determined at the discretion of the Compensation Committee, after considering:
•the executive's skills, experience, long-term contributions, and potential; and
•individual and Company performance in the prior year.

Existing stock ownership levels are not a factor in award determination, as we do not want to discourage executives from holding our stock beyond the level of the established stock ownership guidelines.

Once the value of the long-term equity compensation award is determined, the Compensation Committee uses a mix of stock options and restricted stock units when making the annual long-term equity awards. The Compensation Committee believes that the use of these equity vehicles strikes an appropriate balance between rewarding increases in the market value of our Common Stock (stock options) and motivating retention with the Company (restricted stock units). In addition, restricted stock units provide executives the benefits of stock price increases while still carrying the risks that other stockholders assume for stock price declines.

The grant price of stock options and restricted stock units granted to our employees under our stock incentive plans is the average of the high and low trades of our stock on the grant date. The grant price of our 2021 equity grants to our NEO's was $59.43 and the stock option Black-Scholes fair value was $23.97. We prohibit the re-pricing or backdating of stock options. Due to rounding in the number of shares granted, the amounts reported in the Summary Compensation Table may not reflect the exact same proportion of stock options and restricted stock units.

Our 2021 equity awards to the NEOs are indicated in the table below:

	Target Grant Value of all Equity Awards	Restricted Stock Units (Rounded)	Stock Options (Rounded)	Final Award Value
Executive				Restricted Stock Units	Stock Options	Actual Grant Value
Paul D. Arling	$2,100,000	17,670	43,805	$1,050,130	$1,050,005	$2,100,135
Bryan M. Hackworth	$600,000	5,050	12,515	$300,120	$299,985	$600,105
Ramzi S. Ammari	$550,000	4,625	11,475	$274,865	$275,055	$549,920
Menno V. Koopmans	$300,000	2,525	6,260	$150,060	$150,050	$300,110
Joseph E. Miketo	$300,000	2,525	6,260	$150,060	$150,050	$300,110

Stock Option Features. Our 2021 stock option awards granted to our NEOs have a maximum seven-year term and are subject to a three-year vesting period (33.33% on February 11, 2022 and 8.33% each quarter thereafter). We believe that this vesting schedule aids us in retaining executives and motivating long-term performance. Under the terms of our stock incentive plans, unvested stock options are forfeited if the executive voluntarily leaves the Company.

Restricted Stock Unit Features. We determine the vesting schedule of each award after considering our performance, alignment, and retention objectives, as well as the financial impact of the award. Our 2021 restricted stock units granted to our NEOs are subject to a three-year vesting period (33.33% on February 11, 2022 and 8.33% each quarter thereafter). Under the terms of our stock incentive plans, unvested restricted stock units are forfeited if the executive voluntarily leaves the Company.

Post-Employment Compensation

We provide our executive officers, including our NEOs with certain post-employment compensation and benefits, including change in control severance benefits, which are described below in the section entitled Potential Payments upon Termination or Change in Control. These change in control severance benefits are provided so that executives may focus on change in control transactions without concern for their personal financial situation.

Other Compensation

We provide certain executives who reside in the United States, including the NEOs, only one benefit beyond those in which all full-time employees in the United States participate. We believe this approach is reasonable and consistent with our overall executive compensation philosophy that emphasizes pay for performance.

These executives receive imputed income for company-paid supplemental life insurance policies above IRS limits for non-taxation. The Company does not provide a tax gross-up on the premiums paid on behalf of the executives for their supplemental life insurance policies.

Executive Officer Stock Ownership Guidelines

The Company maintains stock ownership guidelines for our executive officers, including the NEOs. These guidelines are designed to align the executives' long-term financial interests with those of stockholders. The ownership guidelines are as follows:

Position	Value of Common Stock to be Owned
Chief Executive Officer	Four times base salary
Other executives, including the NEOs	One times base salary

For the purposes of meeting this minimum stock ownership requirement, each equivalent share of common stock held under our benefit plans and each time-based restricted stock unit is considered as a share of common stock. Stock options and unvested performance-based restricted stock units are not considered towards meeting this requirement.

The Compensation Committee reviews ownership levels of our executives annually. The requirements for our NEOs, as well as their actual ownership levels at December 31, 2021, are set forth in the table below. All five of our NEOs have met the required guidelines.

$14,000,000
$12,000,000
$10,000,000
$8,000,000
$6,000,000
$4,000,000
$2,000,000
$0
Mr. Arling
Average of Four Other NEOs
Minimum Ownership Requirement
Actual Ownership

Anti-Pledging and Hedging Policies

The Company has an anti-pledging policy prohibiting all non-management Directors and executive officers of the Company from holding any shares of the Company’s stock in a margin account and from pledging any such stock as collateral for any loan. Hedging the Company's stock is generally permitted within prescribed trading windows and otherwise in accordance with the Company's Insider Trading Policy.

Peer Group

The Compensation Committee believes that it is appropriate to offer competitive total compensation packages to our executive officers in order to attract and retain top executive talent. The compensation peer group (the "Peer Group") allows the Compensation Committee to monitor the compensation practices of our primary competitors for executive talent. The Compensation Committee utilizes this information to establish pay ranges for our NEOs and each individual's pay is targeted within those market-based pay ranges in consideration of a range of factors as described earlier in this disclosure.

The Compensation Committee reviews and approves the Peer Group each year. The 2021 peer group consisted of the same companies in the 2020 peer group, except that MTS Systems Corporation and ZAGG Inc. were removed from the peer group in 2021 because they were acquired.

The Compensation Committee believes that these companies are an appropriate peer group for comparison, as well as a group that is large and diverse enough so that any one company does not alter the overall analysis.

Universal Electronics 2021 Executive Compensation Peer Group

Electronic Equipment & Instruments	Electronic Manufacturing Services	Electronic Components/ Household Appliances	Consumer Electronics
Cognex Corporation	CTS Corporation	Dolby Laboratories, Inc.	GoPro, Inc.
Coherent, Inc.	Kimball Electronics, Inc.	II-VI Incorporated
Daktronics Inc.	Method Electronics, Inc.	iRobot Corporation
FARO Technologies Inc.		Littelfuse, Inc.
Novanta Inc.		Rogers Corporation
OSI Systems, Inc.

The 15 companies in the Peer Group generally had 2021 revenue, market capitalization and total enterprise value (as of December 31, 2021) in a relevant range around those of the Company as set forth below.

(in millions)	Revenue	Market Capitalization	Industry
Company
II-VI Incorporated	$3,106	$7,253	Electronic Components
Littelfuse, Inc.	$2,080	$7,751	Electronic Components
iRobot Corporation	$1,565	$1,776	Household Appliances
Coherent, Inc.	$1,487	$6,581	Electronic Equipment and Instruments
Kimball Electronics, Inc.	$1,292	$546	Electronic Manufacturing Services
Dolby Laboratories, Inc.	$1,281	$9,620	Systems Software
GoPro, Inc.	$1,161	$1,608	Consumer Electronics
OSI Systems, Inc.	$1,147	$1,672	Electronic Equipment and Instruments
Methode Electronics, Inc.	$1,088	$1,833	Electronic Manufacturing Services
Cognex Corporation	$1,037	$13,748	Electronic Equipment and Instruments
Rogers Corporation	$933	$5,113	Electronic Components
Novanta Inc.	$707	$6,277	Electronic Equipment and Instruments
Universal Electronics Inc.	$602	$534	Consumer Electronics
CTS Corporation	$513	$1,183	Electronic Manufacturing Services
Daktronics, Inc.	$482	$230	Electronic Equipment and Instruments
FARO Technologies, Inc.	$338	$1,275	Electronic Equipment and Instruments
Peer Group Median	$1,117	$1,804
Data source: Standard & Poors Capital IQ.

Tax Deductibility of Compensation

Section 162(m) of the Code generally limits a company’s ability to deduct compensation paid in excess of $1 million during any fiscal year to certain "covered employees". Prior to January 1, 2018, there was an exception to this deductibility limitation for compensation that qualified as "performance-based" compensation under the Section 162(m) of the Code. However, the Tax Cuts and Jobs Act of 2017 ("TCJA") eliminated the performance-based exception and expanded the definition of "covered employee" to include the chief financial officer and other executive officers of a Company. TCJA includes a transition rule under which the changes to Code Section 162(m) will not apply to compensation payable pursuant to a written binding contract that was in effect on November 2, 2017, and is not materially modified after that date. The Company historically intended for certain awards to qualify for the performance-based exception, and while some of those awards may be grandfathered under this transition rule, the Company cannot guarantee that such awards will qualify for the transition relief or will ultimately be deductible by the Company. Potential tax deductibility of compensation under Section 162(m) of the Code is just one factor among many that the Compensation Committee considers when making compensation decisions.

Clawback Policy- Potential Impact on Compensation from Executive Misconduct

Pursuant to our clawback policy applicable to our executive officers, if the Board determines that an executive officer has engaged in fraudulent or intentional misconduct, the Board will take action to remedy the misconduct, prevent its recurrence, and impose discipline on the wrongdoer as appropriate. Discipline may vary depending on the facts and circumstances, and may include, without limit, (i) termination of employment, (ii) initiating an action for breach of fiduciary duty, and (iii) if the misconduct resulted in a significant restatement of the Company's financial results, seeking reimbursement of any portion of performance-based or incentive compensation paid or awarded to the executive that is greater than would have been paid or awarded if calculated based on the restated financial results. These remedies would be in addition to, and not in lieu of, any actions imposed by law enforcement agencies, regulators or other authorities.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussions with management, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis should be included in our Annual Report on Form 10-K for 2021 and in our 2022 Proxy Statement. This report is provided by the following independent directors, who comprise the Compensation Committee:

Compensation Committee of the Board of Directors

Sue Ann R. Hamilton — Chair
Satjiv S. Chahil
Gregory P. Stapleton

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards (1) ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compensation (3) ($)	All Other Compensation (4) ($)	Total ($)
Paul D. Arling	2021	830,000	1,050,130	1,050,005	—	26,775	2,956,910
Chairman of the Board and	2020	830,000	1,049,905	1,049,965	636,000	26,775	3,592,645
Chief Executive Officer	2019	830,000	649,965	650,005	1,660,000	26,275	3,816,245
Bryan M. Hackworth	2021	400,000	300,120	299,985	—	30,990	1,031,095
Senior Vice President and	2020	400,000	300,105	300,015	215,000	29,005	1,244,125
Chief Financial Officer	2019	340,000	300,015	300,020	476,000	24,913	1,440,948
Ramzi S. Ammari	2021	400,000	274,865	275,055	—	14,330	964,250
Senior Vice President,	2020	400,000	274,940	274,970	184,000	44,330	1,178,240
Corporate Planning and Strategy	2019	325,000	200,010	199,995	390,000	13,865	1,128,870
Menno V. Koopmans(5)	2021	323,460	150,060	150,050	—	—	623,570
Senior Vice President,	2020	315,000	250,025	150,010	107,000	—	822,035
Global Sales	2019	315,280	199,985	—	235,000	17,010	767,275
Joseph E. Miketo	2021	338,460	150,060	150,050	—	13,000	651,570
Senior Vice President,	2020	330,000	150,055	150,010	140,000	13,000	783,065
Operations	2019	282,692	299,980	—	330,000	6,000	918,672

(1)This column represents the total grant date fair value of restricted stock unit awards granted during 2021, 2020 and 2019 and the amounts were computed in accordance with FASB ASC Topic 718, "Stock Compensation". For additional information regarding stock-based compensation and the assumptions used in calculating the grant date fair value, please refer to Note 15 of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the SEC.
(2)This column represents the total grant date fair value of stock options granted during 2021, 2020 and 2019 and the amounts were computed in accordance with FASB ASC Topic 718, "Stock Compensation". For additional information regarding stock-based compensation and the assumptions used in calculating the grant date fair value, please refer to Note 15 of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the SEC.
(3)This column represents cash amounts earned under the Company's Performance Incentive Plan.
(4)See the "All Other Compensation Table" for additional information.
(5)Mr. Koopmans transitioned from our Netherlands office to our Scottsdale office in August 2019 due to his change in position from Managing Director, EMEA to Senior Vice President, Global Sales. His salary and other compensation was paid in Euros while residing in the Netherlands and was converted into U.S. Dollars using the average rate of 1.120 USD per Euro for 2019.

All Other Compensation Table

The following table describes each component of the All Other Compensation column in the Summary Compensation Table.

Name of Executive	Year	Premiums for Life Insurance(1) ($)	Contributions to Retirement Plan ($)	Leased Vehicle ($)	Other Benefits ($)	Total All Other Compensation ($)
Paul D. Arling	2021	13,775	13,000	—	—	26,775
	2020	13,775	13,000	—	—	26,775
	2019	13,775	12,500	—	—	26,275
Bryan M. Hackworth (2)	2021	2,605	13,000	—	15,385	30,990
	2020	2,605	13,000	—	13,400	29,005
	2019	2,605	12,500	—	9,808	24,913
Ramzi S. Ammari (3)	2021	1,330	13,000	—	—	14,330
	2020	1,330	13,000	—	30,000	44,330
	2019	1,365	12,500	—	—	13,865
Menno V. Koopmans (4)	2021	—	—	—	—	—
	2020	—	—	—	—	—
	2019	—	7,965	9,045	—	17,010
Joseph E. Miketo	2021	—	13,000	—	—	13,000
	2020	—	13,000	—	—	13,000
	2019	—	6,000	—	—	6,000

(1)This column represents taxable payments made for supplemental life insurance premiums for the current year NEOs. The aggregate face value was $2,740,000, $2,740,000, and $2,585,000 as of December 31, 2021, 2020 and 2019, respectively.
(2)Mr. Hackworth's other benefits received during 2021, 2020 and 2019 represents a buyout of vacation hours due to reaching the maximum allowed vacation accrual under company policy.
(3)Mr. Ammari's other benefits received during 2020 represents a moving allowance due to his relocation from our Santa Ana, California location to our headquarters in Scottsdale, Arizona.
(4)Mr. Koopmans transitioned from our Netherlands office to our Scottsdale office in August 2019 due to his change in position from Managing Director, EMEA to Senior Vice President, Global Sales. His salary and other compensation was paid in Euros while residing in the Netherlands and was converted into U.S. Dollars using the average rate of 1.120 USD per Euro for 2019. Consistent with competitive practice in the Netherlands, Mr. Koopmans was provided with a pension and automobile in 2019 prior to moving to the United States.

Grants of Plan-Based Awards in Fiscal 2021

The following table provides information about equity and non-equity compensation granted to our NEOs during 2021.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (2)			Stock Awards: Number of Shares of Stock or Units (#)	Option Awards: Number of Securities Underlying Options (#)	Option Exercise or Base Price of Option Awards(3) ($/Share)	Closing Market Price on Option Grant Date ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)
Name of Executive	Grant Date (1)	Threshold ($)	Target ($)	Maximum ($)
Paul D. Arling		415,000	830,000	1,660,000
	2/11/2021				17,670				1,050,130
	2/11/2021					43,805	59.43	58.57	1,050,005
Bryan M. Hackworth		140,000	280,000	560,000
	2/11/2021				5,050				300,120
	2/11/2021					12,515	59.43	58.57	299,985
Ramzi S. Ammari		120,000	240,000	480,000
	2/11/2021				4,625				274,865
	2/11/2021					11,475	59.43	58.57	275,055
Menno V. Koopmans		79,000	162,000	324,000
	2/11/2021				2,525				150,060
	2/11/2021					6,260	59.43	58.57	150,050
Joseph E. Miketo		82,500	169,000	338,000
	2/11/2021				2,525				150,060
	2/11/2021					6,260	59.43	58.57	150,050

(1)The restricted stock unit and stock option awards granted on February 11, 2021 are subject to a 3-year vesting period (33.33% on February 11, 2022 and 8.33% each quarter thereafter).
(2)This column represents the threshold, target and maximum grant date values of the annual incentive awards under the Performance Incentive Plan based on achievement of the Company's performance measures. The amounts are subject to further adjustment based on individual performance at the discretion of the Compensation Committee.
(3)The option exercise price is based upon the average of the high and low trades on the grant date.

Outstanding Equity Awards at Fiscal 2021 Year-End

The following table provides information on the stock options and restricted stock unit awards held by the NEOs at December 31, 2021:

		Option Awards					Restricted Stock Unit Awards
Name of Executive	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)		Option Exercise Price (2) ($)	Option Expiration Date(3)	Number of Shares or Units of Stock That Have Not Vested (4) (#)	Market Value of Shares or Units of Stock That Have Not Vested (5) ($)
Paul D. Arling	2/13/2013	57,800	—	*	19.245	2/13/2023
	2/12/2015	32,295	—	**	65.540	2/12/2022
	1/1/2016	39,915	—	**	51.385	1/1/2023
	2/8/2017	38,245	—	**	62.700	2/8/2024
	2/8/2018	52,595	—	**	44.950	2/8/2025
	2/13/2019	57,961	5,269	**	27.065	2/13/2026
	2/12/2020	34,604	24,716	**	46.170	2/12/2027
	2/11/2021	—	43,805	**	59.430	2/11/2028
	Various (6)	—	—		—	—	29,146	1,187,700
Bryan M. Hackworth	2/13/2013	22,000	—	*	19.245	2/13/2023
	2/12/2015	10,095	—	**	65.540	2/12/2022
	1/1/2016	13,305	—	**	51.385	1/1/2023
	2/8/2017	15,300	—	**	62.700	2/8/2024
	2/8/2018	21,040	—	**	44.950	2/8/2025
	2/13/2019	26,753	2,432	**	27.065	2/13/2026
	2/12/2020	9,888	7,062	**	46.170	2/12/2027
	2/11/2021	—	12,515	**	59.430	2/11/2028
	Various (7)	—	—		—	—	8,680	353,710
Ramzi S. Ammari	2/13/2019	17,834	1,621	**	27.065	2/13/2026
	2/12/2020	9,063	6,472	**	46.170	2/12/2027
	2/11/2021	—	11,475	**	59.430	2/11/2028
	Various (8)	—	—		—	—	7,720	314,590
Menno V. Koopmans	2/8/2017	10,200	—	**	62.700	2/8/2024
	2/8/2018	10,520	—	**	44.950	2/8/2025
	2/12/2020	4,944	3,531	**	46.170	2/12/2027
	2/11/2021	—	6,260	**	59.430	2/11/2028
	Various (9)	—	—		—	—	8,009	326,367
Joseph E. Miketo	2/12/2020	4,944	3,531	**	46.170	2/12/2027
	2/11/2021	—	6,260	**	59.430	2/11/2028
	Various (10)	—	—		—	—	7,375	300,531

(1)The stock options marked with a (*) vest at a rate of 8.33% per quarter with full vesting on the third anniversary of the date of grant. The stock options marked with a (**) vest at a rate of 33.33% on the first anniversary of the date of grant and 8.33% each quarter thereafter with full vesting on the third anniversary of the date of grant.
(2)The option exercise prices are based upon the average of the high and low trades on the grant dates.

(3)Stock options granted prior to 2014 have a ten-year term. Beginning in 2014, stock options granted have a seven-year term.
(4)Please see "Compensation Discussion and Analysis" under the heading "Long-Term Incentives" for further information related to our restricted stock unit awards.
(5)The market value of unvested restricted stock unit awards is calculated based on the $40.75 closing price of UEIC common stock on December 31, 2021, which was the last business day of 2021.
(6)Mr. Arling's restricted stock unit award dated February 13, 2019 vests as follows: 2,001 shares on February 13, 2022. Mr. Arling's restricted stock unit award dated February 12, 2020 vests as follows: 1,895 shares on February 12, 2022 and each quarterly anniversary thereafter until the final vesting on February 12, 2023. Mr. Arling's restricted stock unit award dated February 11, 2021 vests as follows: 5,890 shares on February 11, 2022, 1,473 shares on May 11, 2022 and each quarterly anniversary thereafter until February 11, 2022 and 1,472 shares on May 11, 2023 and each quarterly anniversary thereafter until the final vesting on February 11, 2024.
(7)Mr. Hackworth's restricted stock unit award dated February 13, 2019 vests as follows: 923 shares on February 13, 2022. Mr. Hackworth's restricted stock unit award dated February 12, 2020 vests as follows: 542 shares on February 12, 2022 and on May 12, 2022 and 541 shares on August 12, 2022 and each quarterly anniversary thereafter until the final vesting on February 12, 2023. Mr. Hackworth's restricted stock unit award dated February 11, 2021 vests as follows: 1,683 shares on February 11, 2022, 421 shares on May 11, 2022 and each quarterly anniversary thereafter until November 11, 2023 and 420 shares on the final vesting on February 11, 2024.
(8)Mr. Ammari's restricted stock unit award dated February 13, 2019 vests as follows: 615 shares on February 13, 2022. Mr. Ammari's restricted stock unit award dated February 12, 2020 vests as follows: 496 shares on February 12, 2022 and each quarterly anniversary thereafter until the final vesting on February 12, 2023. Mr. Ammari's restricted stock unit award dated February 11, 2021 vests as follows: 1,542 shares on February 11, 2022, 386 shares on May 11, 2022 and each quarterly anniversary thereafter until November 11, 2022 and 385 shares on February 11, 2023 and each quarterly anniversary thereafter until the final vesting on February 11, 2024.
(9)Mr. Koopmans' restricted stock unit award dated February 19, 2019 vests as follows: 2,328 shares on February 19, 2022. Mr. Koopmans' restricted stock unit award dated February 12, 2020 vests as follows: 271 shares on February 12, 2022 and each quarterly anniversary thereafter until November 12, 2022 and 270 shares on February 12, 2023. Mr. Koopmans' restricted stock unit award dated March 9, 2020 vests as follows: 901 shares on March 9, 2022 and each annual period until the final vesting on March 9, 2023. Mr. Koopmans' restricted stock unit award dated February 11, 2021 vests as follows: 842 shares on February 11, 2022, 211 shares on May 11, 2022 and each quarterly anniversary thereafter until November 11, 2022 and 210 shares on February 11, 2023 and each quarterly anniversary thereafter until the final vesting on February 11, 2024.
(10)Mr. Miketo's restricted stock unit award dated January 7, 2019 vests as follows: 1,168 shares on January 7, 2022. Mr. Miketo's restricted stock unit award dated February 19, 2019 vests as follows: 2,328 shares on February 19, 2022. Mr. Miketo's restricted stock unit award dated February 12, 2020 vests as follows: 271 shares on February 12, 2022 and each quarterly anniversary thereafter until November 12, 2022 and 270 shares on February 12, 2023. Mr. Miketo's restricted stock unit award dated February 11, 2021 vests as follows: 842 shares on February 11, 2022, 211 shares on May 11, 2022 and each quarterly anniversary thereafter until November 11, 2022 and 210 shares on February 11, 2023 and each quarterly anniversary thereafter until the final vesting on February 11, 2024.

Option Exercises and Stock Vested

The following table provides information about options exercised and restricted stock units vested for the NEOs during the year ended December 31, 2021:

	Option Awards		Restricted Stock Unit Awards
Name of Executive	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (1) ($)
Paul D. Arling	32,200	678,454	22,659	1,178,153
Bryan M. Hackworth	—	—	8,044	414,471
Ramzi S. Ammari	—	—	7,571	397,631
Menno V. Koopmans	—	—	5,402	303,962
Joseph E. Miketo	—	—	5,393	297,121

(1)Represents the amounts realized based on the fair market value of UEI stock on the vesting date, which is defined as the average of the high and low trades on that date.

Compensation Agreements

Paul D. Arling Employment Agreement

On April 23, 2003, the Company and Mr. Arling entered into an employment agreement with a three-year term that, unless terminated by either party in accordance with the terms of the agreement, automatically renews for successive one-year terms. In October 2005, the parties agreed to extend the expiration date of this employment agreement to April 30, 2009. In February 2008, the parties agreed to extend the expiration date of this employment agreement, to April 30, 2011 with an automatic renewal feature unless the Company elects otherwise in accordance with the terms of the agreement. As a result of the renewal feature of this agreement, Mr. Arling's employment agreement was allowed to renew and is presently set to expire on April 30, 2023.

This agreement requires that, during its term, Mr. Arling must (i) devote his full working time and energy to us, (ii) refrain from disclosing and/or using any of our trade secrets and proprietary information, and (iii) during the term of the agreement and for a period of two years thereafter, refrain from soliciting certain of our large customers or any key employees. The agreement also provides Mr. Arling the opportunity to receive increases (but not decreases) in his annual salary as determined and set by the Compensation Committee in accordance with its established plans and policies.

If, during the term of the agreement, Mr. Arling should resign for "good reason" (as defined in the agreement), Mr. Arling will receive (i) an amount equal to 18 months of salary payments (or 24 months if such resignation is in connection with a "Change in Control" as defined in the agreement), (ii) an amount equal to (x) 18 months (or 24 months if such resignation is in connection with a "Change in Control") multiplied by (y) the greater of (1) the monthly rate of his bonus payment for the bonus period in the year immediately prior to the termination date or (2) the estimated amount of the bonus for the period which includes his termination date (without regard to any attempted reduction or discontinuance of such bonus), (iii) the value of incentive compensation and rights to receive grants of stock options and stock awards to which he would have been entitled under all incentive compensation and option/stock plans maintained by the Company if he had remained employed for 18 months (or 24 months if such resignation is in connection with a "Change in Control", and (iv) continued participation in our benefit plans for 18 months following such resignation (or 24 months if such resignation is in connection with a "Change in Control") (see "Potential Payments upon Termination or Change in Control" below).

Salary Continuation Agreements

Messrs. Hackworth and Ammari and certain other executive officers and other officers of the Company have salary continuation agreements ("SCA"). For Mr. Hackworth, the SCA was entered into in December 2006. For Mr. Ammari, the SCA was entered into in November 1999. The SCAs were entered into as part of an employment hiring and retention practice. There have been no SCAs entered into since 2010 and the Company no longer offers SCAs to its employees. Each SCA represents a binding obligation of the Company that takes effect upon the occurrence of a "Change in Control." When effective, each SCA operates as an employment agreement providing for a term of employment with us for a period ranging from 12 to 18 months (12 to 36 months in the event of a hostile acquisition). In addition, each SCA provides that the executive or other officer receive increases in salary and bonuses during the term of the SCA in accordance with our standard policies and practices; however, in no event would this base salary and bonus be less than the base salary and bonus the executive or other officer received in the year immediately preceding the effective date of the SCA. Furthermore, each SCA provides that the executive or other officer be entitled to receive stock option grants and to otherwise participate in our incentive compensation and benefits plans and other customary benefit programs in effect from time to time, but in no event would such participation be less than that provided to the executive or other officer immediately prior to the effective date of the SCA.

Under each SCA, if we terminate the executive or other officer's employment for reasons other than the executive's or other officer's death or disability or "for cause" (as defined in each SCA) or if the executive or other officer resigns for "good reason" (as defined in each SCA which includes resignation in connection with a "Change in Control"), the executive or other officer would receive, in one lump sum, an amount equal to (i) an amount equal to between 12 and 18 months of salary payments (or between 12 and 36 months if such resignation is in connection with a "hostile acquisition" as defined in the agreement), (ii) an amount equal to (x) 12 and 18 months (or between 12 and 36 months if such resignation is in connection with a "hostile acquisition") multiplied by (y) the greater of (1) the monthly rate of his bonus payment for the bonus period in the year immediately prior to the termination date or (2) the estimated amount of the bonus for the period which includes his termination date (without regard to any attempted reduction or discontinuance of such bonus), (iii) the value of incentive compensation and rights to receive grants of stock options and stock awards to which he would have been entitled under all incentive compensation and option/stock plans maintained by the Company if he had remained employed for 12 and 18 months (or between 12 and 36 months if such resignation is in connection with a "hostile acquisition", and (iv) continued participation in our benefit plans for between 12 and 18 months following such resignation (or between 12 and 36 months if such resignation is in connection with a "hostile acquisition").

Potential Payments upon Termination or Change in Control

Severance Plan for Executive Officers

Except for the severance benefits provided to Mr. Arling as part of his employment agreement and to Messrs. Hackworth and Ammari and certain other executive officers of the Company under the SCAs, we do not have a written severance benefits program for our executive officers. However, it is the Company’s long-standing policy and practice to provide severance packages to its executive officers and in the future we will continue to provide such benefits in accordance with our policy and practice.

Definitions of Termination Scenarios

"For Cause" Termination - Generally speaking, "cause" is defined in Mr. Arling's employment agreement and the SCAs as (i) the willful and continued failure by the executive to substantially perform his or her duties after a demand for substantial performance is delivered by the Company which specifically identifies the manner in which it is believed that the executive has not substantially performed his duties; (ii) the willful engaging by the executive in gross misconduct materially and demonstrably injurious to the property or business of the Company; or (iii) the executive's commission of fraud, misappropriation or a felony.

 "Constructive Termination" - In general, "constructive termination" is defined in Mr. Arling's employment agreement and the SCAs to occur on that date on which the executive resigns from employment with the Company, if such resignation occurs within eighteen months after the occurrence of (i) the failure of the executive to be elected or re-elected or appointed or reappointed to such office that the executive holds (other than as a result of a termination for "cause") if the executive is an officer of the Company and the office which the executive holds is one to which they are elected according to the Company's By-laws; (ii) a change in the executive's functions, duties, or responsibilities such that the executive's position with the Company becomes substantially less in responsibility, importance, or scope; or (iii) a "Change in Control."

"Change in Control" - A "Change in Control" is defined in Mr. Arling's employment agreement and the SCAs to occur when (i) anyone acquires 20% or more of the total voting power of the outstanding securities of the Company which are entitled to vote in the election of directors; (ii) a majority of our directors is replaced, other than by those approved by existing directors; (iii) a merger occurs where the voting stock of the Company outstanding immediately prior to the merger does not continue to represent at least 80% of the total voting power immediately after the merger; or (iv) the Company is dissolved or liquidated.

"Good Reason" - For Mr. Arling, a termination for "good reason" is defined in his employment agreement and includes his resignation as a result of one or more of the following:
•the attempted discontinuance or reduction in his "base cash salary";
•the attempted discontinuance or reduction in his bonuses and/or incentive compensation award opportunities under plans or programs applicable to him, unless the discontinuance or reduction is a result of the Company's policy applied equally to all executive employees of the Company;
•the attempted discontinuance or reduction in his stock option and/or stock award opportunities under plans or programs applicable to him, unless the discontinuance or reduction is a result of the Company's policy applied equally to all executive employees of the Company;
•the attempted discontinuance or reduction in his perquisites from those historically provided during his employment with the Company and generally applicable to executive employees of the Company;
•his relocation to an office (other than the Company's headquarters) located more than fifty miles from his current office location;
•the significant reduction in his responsibilities and status within the Company or a change in his titles or positions;
•the attempted discontinuance of his participation in any benefit plans maintained by the Company unless the plans are discontinued by reason of law or loss of tax deductibility to the Company with respect to the contributions to or payments under the plans, or are discontinued as a matter of the Company's policy applied equally to all participants;
•the attempted reduction of his paid vacation to less than that provided in his agreement;
•the failure by the Company to obtain an assumption of Company's obligations under his agreement by any assignee of or successor to the Company, regardless of whether the entity becomes a successor to the Company as a result of merger, consolidation, sale of assets of the Company or other form of reorganization; or
•the occurrence of a "Change in Control."

For Messrs. Hackworth and Ammari and certain other executive officers, the terms (a) "Good Reason" is defined in the SCAs as (i) a significant change in the nature or scope or the location for the exercise or performance of the executive's authority or duties from those referred to in the SCA, a reduction in total compensation, compensation plans, benefits or perquisites from those provided in the SCA, or the breach by the Corporation of any other provision of the SCA; or (ii) a reasonable determination by the executive that, as a result of a "Change in Control" and a change in circumstances thereafter significantly affecting the executive's position, the executive is unable to exercise the authorities, power, function or duties attached to the executive's position and contemplated by the SCA., (b) "hostile acquisition" is defined in the SCAs as a Change in Control that has not been approved by the Incumbent Board, and (c) "Incumbent Board" is defined in the SCA as (i) the members of the Board of Directors on February 1, 1999, and (ii) any individual who becomes a member of the Board of Directors after February 1, 1999, if his or her election or nomination for election as a director was approved by the affirmative vote of a majority of the then Incumbent Board.

Stock Option and RSU Acceleration

As provided in the applicable stock option plans and corresponding award agreements, in the event that an executive's employment with the Company is terminated without cause or in the event of constructive termination (through a Change in Control, for example), the executive will become immediately fully vested in his equity incentive compensation grants, to the extent not previously vested.

Tax Gross-Up

As provided in Mr. Arling's employment agreement and the SCAs, in the event it is determined that any compensation payment or distribution as the result of a change in control would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties with respect to the excise tax (together the "excise tax"), the Company will pay to the participant an additional payment (a "gross-up payment") in an amount such that after payment by the participant of all taxes, including any excise tax imposed on any gross-up payment, the participant retains an amount of the gross-up payment equal to the excise tax imposed upon the payment.

Compensation Upon Termination

The amounts in the following table assume that the NEOs terminated employment effective December 31, 2021. The closing price of UEI common stock was $40.75 on the last business day of 2021. These amounts are in addition to benefits generally available to U.S. employees upon termination of employment, such as distributions from our 401(k) Plan and the payment of accrued vacation. All amounts would be paid in one lump sum payment.

(In thousands)
Name	Months of payment	Termination Scenario	Total ($)	Salary ($)	Bonus ($)	Other (1) ($)	Aggregate Value of Vested Stock Options ($)	Aggregate Value of Acceler- ation of Unvested Stock Options ($)	Aggregate Value of Vested Restricted Stock Units ($)	Aggregate Value of Acceler- ation of Unvested Restricted Stock Units ($)	Tax Gross-Up (2) ($)
Paul D. Arling	18	Without Cause	7,732	1,245	—	3,191	2,036	72	—	1,188	—
	18	Good Reason	7,732	1,245	—	3,191	2,036	72	—	1,188	—
	24	Change in Control	9,210	1,660	—	4,254	2,036	72	—	1,188	—
	24	Hostile Acquisition	9,210	1,660	—	4,254	2,036	72	—	1,188	—
Bryan M. Hackworth	—	Without Cause(3)	1,826	600	—	—	839	33	—	354	—
	—	Good Reason	1,226	—	—	—	839	33	—	354	—
	12	Change in Control	2,242	400	—	616	839	33	—	354	—
	24	Hostile Acquisition	3,258	800	—	1,232	839	33	—	354	—
Ramzi S. Ammari	—	Without Cause(3)	1,414	833	—	—	244	22	—	315	—
	—	Good Reason	581	—	—	—	244	22	—	315	—
	12	Change in Control	1,545	400	—	564	244	22	—	315	—
	12	Hostile Acquisition	1,545	400	—	564	244	22	—	315	—
Menno V. Koopmans	—	Without Cause(3)	757	431	—	—	—	—	—	326	—
	—	Good Reason	326	—	—	—	—	—	—	326	—
	—	Change in Control	326	—	—	—	—	—	—	326	—
	—	Hostile Acquisition	326	—	—	—	—	—	—	326	—
Joseph E. Miketo	—	Without Cause(3)	386	85	—	—	—	—	—	301	—
	—	Good Reason	301	—	—	—	—	—	—	301	—
	—	Change in Control	301	—	—	—	—	—	—	301	—
	—	Hostile Acquisition	301	—	—	—	—	—	—	301	—

(1)This column represents the estimated amount due for (1) the value of rights to receive grants of stock options and stock awards to which he would have been entitled under all incentive compensation and option/stock plans maintained by the Company and (2) continued participation in our benefit plans if he had remained employed for the applicable period.
(2)As described above, the NEOs and other executive officers may be entitled to an excise tax gross up with respect to certain payments made upon their termination of employment in connection with a Change in Control or Hostile Acquisition. Amounts included in the table have been estimated and based upon such estimates, there would be no excise tax due which in turn would not cause a gross-up, although, the actual excise tax and amount of any gross-up would be determined based on the circumstances at the time of the Change in Control or Hostile Acquisition.
(3)This amount has been determined in accordance with the Company's policy and practice to pay to the Company's executive officers an amount equal to one month of the most current year's base salary for every year worked upon the termination without cause of such executive officer.

CEO Pay Ratio Disclosure

For fiscal 2021, the ratio of the annual total compensation of Paul D. Arling, our Chief Executive Officer ("CEO Compensation"), to the median of the annual total compensation of all of our employees and those of our consolidated subsidiaries (other than our CEO) ("Median Annual Compensation"), was 298 to 1. This pay ratio disclosure is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions described below. In this summary, we refer to the employee who received the Median Annual Compensation as the "Median Employee." For purposes of this disclosure, the date used to identify the Median Employee was December 31, 2019 (the "Determination Date"). As permitted by the SEC, we used the same Median Employee identified in 2019 because we determined that there had not been any changes to our employee population or compensation programs since the Determination Date that would result in a significant change to the pay ratio disclosure for fiscal 2021.

For purposes of this pay ratio disclosure, CEO Compensation was determined to be $2,956,910, the total compensation reported for Mr. Arling under the "Summary Compensation Table" for 2021. In addition, Median Annual Compensation was determined to be $9,908, and was calculated by totaling for our Median Employee all applicable elements of compensation for 2021 in accordance with Item 402(c)(2)(x) of Regulation S-K.

We identified the Median Employee as of the Determination Date from the 4,347 U.S. and non-U.S. employees, representing our full-time, part-time, seasonal and temporary employees as of that date. This number did not include any independent contractors or "leased" workers, as permitted by the applicable SEC rules. In addition, this number excluded 182 non-U.S. employees (consisting of 3 employees in Argentina, 4 employees in France, 7 employees in Germany, 5 employees in Italy, 15 employees in Japan, 8 employees in Korea, 7 employees in Spain, 10 employees in the United Kingdom and 123 employees in Brazil, or collectively 4.2% of our total workforce). The compensation measurement was calculated by totaling, for each employee, base cash compensation received during 2019, which represents the consistently applied compensation measure that we used for our pay ratio determination. Specifically excluded from the consistently applied compensation measure were expense reimbursements, incentive pay and bonuses, stock-based compensation, and fringe compensation such as pension payments and other retirement benefits, company provided transportation, food and housing subsidies, etc. Further, we did not utilize any statistical sampling or cost-of-living adjustments for purposes of this pay ratio disclosure.

Proposal 3 - Ratification of the Appointment of Independent Registered Public Accounting Firm

The Board of Directors, acting on the recommendation of its Audit Committee, has appointed Grant Thornton LLP ("GT"), a firm of independent registered public accountants, as auditors, to examine and report to the Board and to our stockholders on the Company's 2022 consolidated financial statements. GT has served as our independent registered public accounting firm since 2005.

Although ratification of the appointment of GT is not legally required, the Board is submitting it to the stockholders as a matter of good corporate governance. If the stockholders do not ratify the appointment, the Audit Committee will consider the selection of another independent registered public accounting firm in future years.

Representatives of GT will be present at the Annual Meeting to make a statement, if they so desire, and will be available to respond to appropriate questions.

We engaged GT as our independent registered public accounting firm for the fiscal year ending December 31, 2021. The decision to engage GT was approved by the Board of Directors, upon the recommendation of the Audit Committee and ratified by our stockholders at our 2021 Annual Meeting.

Fees Paid to Independent Registered Public Accounting Firm

The aggregate fees we paid to GT for professional services delivered by them for the years ended December 31, 2021 and 2020 were as follows:

(In thousands)	For the Year Ended
Type of fees	12/31/2021 (1)	12/31/2020 (1)
Audit fees (2)	$1,520	$1,486
Audit-related fees (3)	—	—
Tax fees (4)	—	—
Total fees	$1,520	$1,486

(1)Fees billed in foreign currencies are converted using the average exchange rate over the period.
(2)Audit fees consist of fees for professional services provided in connection with the integrated audit of our consolidated financial statements, review of our quarterly consolidated financial statements and audit services related to other statutory and regulatory filings. The audit fees for services provided related to our statutory and regulatory filings were $151 thousand and $133 thousand for the years ended December 31, 2021 and 2020, respectively.
(3)Audit-related fees consist of fees billed by GT for services that are reasonably related to the performance of the integrated audit or review of our consolidated financial statements that are not reported under "Audit Fees".
(4)Tax fees consist of the aggregate fees billed by GT related to tax projects.

Audit Committee Pre-Approval Policy for Audit and Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee’s policy requires that it pre-approve all audit and non-audit (greater than $20,000) services to be performed by the Company’s independent registered public accounting firm. Unless a service falls within a category of services that the Audit Committee has pre-approved, an engagement to provide the service requires pre-approval. Also, proposed services exceeding pre-approved cost levels require additional pre-approval.

Consistent with the rules established by the SEC, proposed services to be provided by the Company’s independent registered public accounting firm are evaluated by grouping the service fees under one of the following four categories: Audit services, Audit-related services, Tax services and All other services. All proposed services are discussed and approved by the Audit Committee. In order to render approval, the Audit Committee has available a schedule of services and fees approved by category for the current year for reference, and specific details are provided. The Audit Committee has delegated pre-approval authority to its chair for cases where services must be expedited. The Company’s management provides the Audit Committee with reports of all pre-approved services and related fees by category incurred during the current fiscal year, with forecasts of additional services anticipated during the year.

All of the services related to fees disclosed above were pre-approved by the Audit Committee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2022.

RELATED PERSONS TRANSACTIONS

Review and Approval of Related Persons Transactions

We review all relationships and transactions in which the Company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. The legal staff is primarily responsible for developing and implementing processes and controls to obtain information from the directors and executive officers with respect to related person transactions and then determine, based on facts and circumstances, whether the Company or related person has a direct or indirect material interest in the transaction. As required by SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in the proxy statement.

Stock Ownership by Directors, Executive Officers and Other Beneficial Owners

Our common stock is our only outstanding class of equity securities. Ownership as of April 1, 2022 of our common stock by each director/nominee, each of the NEOs, and by all our directors and executive officers as a group, and any person we know to be the beneficial holder of more than five percent of our common stock, is as follows:

Name and Address(1)	Shares of Common Stock Beneficially Owned as of April 1, 2022		% of Shares Issued as of April 1, 2022
Directors and Nominee:
Paul D. Arling	554,143	(2)	4.24%
Satjiv S. Chahil	120,061	(3)	*
Sue Ann R. Hamilton	25,417	(4)	*
William C. Mulligan	33,903	(5)	*
Gregory P. Stapleton	37,601		*
Carl E. Vogel	50,000	(6)	*
Edward K. Zinser	23,062		*
Non-Director NEOs:
Bryan M. Hackworth	171,173	(7)	1.33%
Ramzi S. Ammari	55,052	(8)	*
Menno V. Koopmans	39,215	(9)	*
Joseph E. Miketo	16,742	(10)	*
All Directors and Executive Officers as a Group (13 persons, including the foregoing):	1,209,101	(11)	9.07%
Beneficial Owners of More than 5% of the Outstanding Company Stock:
BlackRock, Inc.	2,124,309	(12)	16.66%
Eagle Asset Management, Inc.	1,700,389	(13)	13.33%
The Vanguard Group	826,722	(14)	6.48%
Dimensional Fund Advisors LP	758,792	(15)	5.95%
William Blair Investment Management LLC	704,092	(16)	5.52%

*	Less than one percent.
(1)The address for each Director/Nominee and each Non-Director NEO listed in this table is c/o Universal Electronics Inc., 15147 N. Scottsdale Road, Suite H300, Scottsdale, Arizona 85254. To the knowledge of the Company, each stockholder named in this table has sole voting and investment power with respect to the shares shown as beneficially owned by that stockholder unless otherwise indicated in the footnotes to this table, and subject to community property laws where applicable.
(2)Includes 314,527 shares subject to options exercisable and 3,368 shares subject to restricted stock units vesting within 60 days. Also includes 233,448 shares held by the Arling Family Trust and 1,000 shares held by Mr. Arling’s wife; Mr. Arling disclaims beneficial ownership.
(3)Includes 120,061 shares held in the Satjiv Chahil Trust Account as to which Mr. Chahil disclaims beneficial ownership.
(4)Includes 13,334 shares subject to options exercisable within 60 days. Also includes 12,083 shares held in the Sue Ann R. Hamilton Trust Account as to which Ms. Hamilton disclaims beneficial ownership.

(5)Includes 31,413 shares held in The William Mulligan Rev Dec Trust Account as to which Mr. Mulligan disclaims beneficial ownership.
(6)Includes 37,500 shares held in the Safe Harbour Capital Partners Irrevocable Trust account as to which Mr. Vogel disclaims beneficial ownership.
(7)Includes 118,758 shares subject to options exercisable and 963 shares subject to restricted stock units vesting within 60 days.
(8)Includes 35,889 shares subject to options exercisable and 982 shares subject to restricted stock units vesting within 60 days.
(9)Includes 29,686 shares subject to options exercisable and 482 shares subject to restricted stock units vesting within 60 days.
(10)Includes 8,966 shares subject to options exercisable and 482 shares subject to restricted stock units vesting within 60 days.
(11)Includes 579,365 shares subject to options exercisable and 6,277 shares subject to restricted stock units vesting within 60 days.
(12)As reported on Schedule 13G/A as filed on January 26, 2022 with the SEC by BlackRock, Inc., an investment advisor company, with its principal business office at 55 East 52nd Street, New York, NY 10055, the stockholder has sole voting power as to 2,092,914 shares and sole dispositive power as to 2,124,309 shares.
(13)As reported on Schedule 13G/A as filed on March 4, 2022 with the SEC by Eagle Asset Management, Inc., an investment advisor company, with its principal business office at 880 Carillon Parkway, St. Petersburg, FL 33716, the stockholder has sole voting power and sole dispositive power as to 1,700,389 shares.
(14)As reported on Schedule 13G as filed on February 9, 2022 with the SEC by The Vanguard Group, and investment advisor company, with its principal business office at 100 Vanguard Boulevard, Malvern, PA 19355, the stockholder has no shares of sole voting power and sole dispositive power as to 803,769 shares.
(15)As reported on Schedule 13G/A as filed on February 14, 2022 with the SEC by Dimensional Fund Advisors LP, an investment advisor company, with its principal business office at Building One, 6300 Bee Cave Road, Austin, Texas 78746, the stockholder has sole voting power as to 740,364 shares and sole dispositive power as to 758,792 shares.
(16)As reported on Schedule 13G as filed on February 9, 2022 with the SEC by William Blair Investment Management, LLC, an investment advisor company, with its principal business office at 150 North Riverside Plaza, Chicago, Illinois 60606, the stockholder has sole voting power as to 456,858 shares and sole dispositive power as to 704,092 shares.
OTHER MATTERS

Stockholder Proposals for this Annual Meeting and for the 2023 Annual Meeting

If a stockholder desires to have a proposal included in our proxy statement and form of proxy for the 2023 Annual Meeting, the proposal must conform to the requirements of Exchange Act Rule 14a-8 and other applicable proxy rules and interpretations of the SEC concerning the submission and content of proposals, must be submitted in writing by notice delivered or mailed by first-class United States mail, postage prepaid, to our Secretary, Universal Electronics Inc., 15147 N. Scottsdale Road, Suite H300, Scottsdale, Arizona 85254 and must be received no later than the close of business on December 26, 2022. Any such notice shall set forth: (a) the name and address of the stockholder and the text of the proposal to be introduced; (b) the number of shares of stock held of record, owned beneficially and represented by proxy by such stockholder as of the date of such notice; and (c) a representation that the stockholder intends to appear in person or by proxy at the meeting to introduce the proposal specified in the notice. If a stockholder desires to nominate a director for election at the 2023 Annual Meeting, the stockholder must provide written notice at the same address no later than the close of business on December 26, 2022, which notice must comply with the requirements of, and be accompanied by all the information required by, Article IV of our Amended and Restated By-laws. In order for a stockholder’s proposal outside the processes of Rule 14a-8 (other than a nomination of director in compliance with the requirements of Amended and Restated By-laws) to be considered timely within the meaning of Exchange Act Rule 14a-4(c)(1), the proposal must be received by us at the same address no later than March 11, 2023.

In addition to satisfying the requirements under our Amended and Restated By-laws, if a stockholder intends to comply with the universal proxy rules (once effective) and to solicit proxies in support of director nominees other than our nominees, the stockholder must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act, which notice must be postmarked or transmitted electronically to us at our principal executive offices no later than 60 calendar days prior to the one-year anniversary date of the Annual Meeting (for the 2023 Annual Meeting, no later than April 10, 2023 (since April 8, 2023 is a Saturday)). If the date of the 2023 Annual Meeting is changed by more than 30 calendar days from such anniversary date, however, then the stockholder must provide notice by the later of 60 calendar days prior to the date of the 2023 Annual

Meeting and the 10th calendar day following the date on which public announcement of the date of the 2023 Annual Meeting is first made.

In order for a stockholder to have a director nominee considered for election as a director at this Annual Meeting, the nomination must have been received by the Company by the close of business on December 24, 2021 and must have complied with the requirements of, and be accompanied by all the information required by, our Amended and Restated By-laws. We received no stockholder nominations for director for this Annual Meeting. In addition, proxy holders will use their discretion in voting proxies with respect to any stockholder proposal properly presented from the floor and not included in the proxy statement for this Annual Meeting, unless we had notice of the proposal and receive specific voting instructions with respect thereto by March 9, 2022.

Other Business

As of the date of this proxy statement, we know of no business that will be presented for consideration at this Annual Meeting other than the items referred to in this proxy statement. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

ABOUT THE MEETING AND VOTING

How do I vote?

Most stockholders have a choice of voting by mail, on the Internet, by telephone or in person at our Annual Meeting.

Voting by Mail. If you are a registered holder of our common stock (i.e., your shares are registered in your name with our transfer agent, Computershare Trust Company, N.A.), you may vote by signing, dating and returning your proxy card in the enclosed prepaid envelope. The proxy holders will vote your shares in accordance with your directions. If you sign and return your proxy card, but do not properly direct how your shares should be voted on a proposal, the proxy holders will vote your shares "FOR" the election of the nominees named in Proposal 1 and "FOR" Proposals 2 and 3. In addition, the proxy holders will vote your shares according to their discretion on any other proposals and other matters that may be brought before our Annual Meeting.

If you hold shares of our common stock in street name (i.e., your shares are registered with our transfer agent in the name of your broker, bank or other nominee), you should complete, sign and date the voting instruction card, or follow any alternative procedures, provided to you by your broker or other nominee.

Voting on the Internet or by Telephone. If you are a registered holder of our common stock, detailed instructions for Internet and telephone voting are attached to your proxy card. Your Internet or telephone vote authorizes the proxy holders to vote your shares in the same manner as if you signed and returned your proxy card by mail. If you are a registered holder of our common stock and you vote on the Internet or by telephone, your vote must be received by 11:59 p.m. Eastern Time on Monday, June 6, 2022; you should not return your proxy card.

If you hold shares of our common stock in street name, you may be able to vote on the Internet or by telephone as permitted by your broker or nominee. Please follow any procedures provided to you by your broker or other nominee.

Voting in Person. All stockholders may vote in person at our Annual Meeting. Registered holders of our common stock may also be represented by another person present at our Annual Meeting by signing a proxy designating such person to act on their behalf. If you hold shares of our common stock in street name, you may vote in person at our Annual Meeting only if you have obtained a signed proxy from your broker or other nominee authorizing you to vote your shares.

Participants in Retirement, Savings or other Similar Plan. If you participate in a retirement, savings or other similar plan in which you own shares of our common stock, the plan’s independent trustee will vote all plan shares in proportion to all of the instructions your trustee receives with respect to the plan shares. Please follow any procedures provided to you by your trustee in order to vote your plan shares. You are not able to vote plan shares in person at the Annual Meeting.

What happens if I hold shares in street name and I do not give voting instructions?

If you hold shares in street name and do not provide your broker or other nominee with specific voting instructions, under the rules of the NASDAQ, your broker may generally vote on routine matters but cannot vote on non-routine matters. Proposals 1 and 2 are considered non-routine matters. Therefore, if you do not instruct your broker how to vote on Proposals 1 and 2, your broker does not have authority and will not vote your shares on those proposals. This is generally referred to as a "broker non-vote." Proposal 3 is considered a routine matter and, therefore, no broker non-votes are expected for that proposal.

Who tabulates the vote?

Representatives of Alliance Advisors will tabulate the votes and act as inspector of election at our Annual Meeting.

What constitutes a quorum for the Annual Meeting?

A "quorum" of stockholders is necessary for us to hold a valid Annual Meeting. For a quorum, there must be present, in person or by proxy, or by use of communications equipment, stockholders of record entitled to exercise not less than fifty percent of the voting power of the Company. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

What vote is required to approve each proposal?

Election of Directors (Proposal 1). To be elected as a director, a nominee must receive the affirmative vote of a plurality of the votes cast. Under the plurality voting standard, the nominee receiving the most "FOR" votes will be elected. Abstentions and broker non-votes with respect to this proposal will have no effect.

Approval, on an Advisory Basis, of Named Executive Officer Compensation (Proposal 2). The approval, on an advisory basis, of the compensation of our named executive officers is advisory and is not binding on the Company or the Board of Directors. However, the Compensation Committee will consider the affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote on this proposal. Abstentions will count as present or represented by proxy and will have the effect of a vote against this proposal. Broker non-votes are not considered entitled to vote and, as a result, broker non-votes will have no effect on this proposal.

Ratification of the Appointment of Independent Registered Public Accounting Firm (Proposal 3). The ratification of the appointment of Grant Thornton LLP, an independent registered public accounting firm, as our auditors for the year ending December 31, 2022 requires the affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote on this proposal. Abstentions with respect to this proposal will have the effect of votes against.

Can I revoke or change my vote after I submit my proxy?

If you are a registered holder of our common stock, you may revoke or change your vote at any time before the proxy card is voted, by sending either a written notice of revocation or a duly executed proxy bearing a later date to our transfer agent. If you attend the meeting in person, you may ask the inspector of elections to suspend your proxy holder’s power to vote, and you may submit another proxy or vote by ballot. Your attendance at the meeting will not by itself revoke a previously granted proxy. Any written notice revoking a proxy should be sent to Computershare Investor Services, P.O. Box 505000, Louisville, KY 40233-5000. If your shares are held in "street name" or you are a member of a retirement or savings plan or other similar plan, please check your voting instruction card or contact your broker or other nominee to determine whether you will be able to revoke or change your vote.

How can I attend the Annual Meeting?

You are entitled to attend the Annual Meeting only if you were a stockholder at the close of business on Monday, April 11, 2022, the record date. If shares of our common stock are registered in your name, we will ask you to present evidence of stock ownership and valid photo identification, such as a valid driver's license or passport, to enter our Annual Meeting. If you hold your stock in street name, we will ask you to provide proof of beneficial ownership as of the record date, such as a bank or brokerage account statement showing ownership on Monday, April 11, 2022, a copy of the voting instruction card provided by your broker or other nominee, or similar evidence of ownership.

As part of our contingency planning regarding the COVID-19 pandemic, we are preparing for the possibility that the Annual Meeting may be held solely by means of remote communication. If we take that step, we will announce the decision to do so in advance through a public filing with the SEC, and the details will be available at www.uei.com/investor-relations/.

Who pays the costs of this proxy solicitation?

We will bear the entire cost of proxy solicitation, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional materials furnished to stockholders.

Copies of proxy solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others to forward to such beneficial owners. In addition, we may reimburse such persons for their cost of forwarding the solicitation materials to such beneficial owners. Our officers and other employees may also solicit the return of proxies. Proxies may be solicited by personal contact, mail, telephone and electronic means.

What is "householding" of proxy materials, and can it save the Company money?

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single annual report and proxy statement to those stockholders. This process, which is commonly referred to as "householding," potentially provides extra convenience for stockholders and cost savings for companies. Although we do not household for holders of common stock registered in their names, a number of brokerage firms have instituted householding for shares held in "street name," delivering a single set of proxy materials to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If you are receiving multiple copies of the annual report and proxy statement and wish to receive only one, please notify your broker.

Are the Proxy Statement and the 2021 Annual Report on Form 10-K available on the Internet?

Yes. This Proxy Statement and our 2021 Annual Report on Form 10-K are available online at http://www.viewproxy.com/ueinc/2022 and through the "Investor Relations" section of our website, www.uei.com.

Please mark your votes like this ☒

Proposals — The Board of Directors recommends a vote FOR ALL the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors

01 Paul D. Arling
02 Satjiv S. Chahil
03 Sue Ann R. Hamilton
04 William C. Mulligan
05 Carl E. Vogel
06 Edward K. Zinser

Vote FOR ALL nominees (except as marked) ☐ Vote WITHHELD from ALL nominees ☐

INSTRUCTION: To withhold authority to vote for any indicated nominee(s), write the number(s) of the nominee in the space provided below.

____

DO NOT PRINT IN THIS AREA
(Shareholder Name & Address Data)

☐ FOR ☐ AGAINST ☐ ABSTAIN

☐ FOR ☐ AGAINST ☐ ABSTAIN

NOTE: Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

____
Signature

____
Signature (if held jointly)

Date: ________________________________ , 2022

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▲ **PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.** ▲

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PROXY VOTING INSTRUCTIONS

Please have your 11 digit control number ready when voting by Internet or Telephone

INTERNET

Vote Your Proxy on the Internet:

Go to www.AALVote.com/UEIC

Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

TELEPHONE

Vote Your Proxy by Phone:

Call 1 (866) 804-9616

Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

MAIL

Vote Your Proxy by Mail:

Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

UNIVERSAL ELECTRONICS INC.

15147 N. Scottsdale Road, Suite H300, Scottsdale, Arizona 85254 at 1:00 pm local time in Scottsdale, Arizona

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

The Proxy Statement, form of proxy, and Annual Report on Form 10-K are available at http://www.viewproxy.com/ueinc/2022.

If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed below on or before May 24, 2022 to facilitate timely delivery. Unless requested, you will not receive a paper or e-mail copy.

Important information regarding the Internet availability of the Company's proxy materials, instructions for accessing your proxy materials and voting online, and instructions for requesting paper or e-mail copies of your proxy materials are provided on the reverse side of this Notice.

STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING AND VOTE IN PERSON.

To the Stockholders of UNIVERSAL ELECTRONICS INC.

Notice is hereby given that the Annual Meeting of Stockholders of UNIVERSAL ELECTRONICS INC. will be held on June 7, 2022 at 1:00 p.m. local time in Scottsdale, Arizona at 15147 N. Scottsdale Road, Suite H300, Scottsdale, Arizona 85254 for the following purposes:

1. Election of Directors.

01 Paul D. Arling	02 Satjiv S. Chahil	03 Sue Ann R. Hamilton
04 William C. Mulligan	05 Carl E. Vogel	06 Edward K. Zinser

The Board of Directors recommends a vote "FOR" ALL the nominees listed under Item 1 and "FOR" Items 2 and 3.

The Securities and Exchange Commission rules permit us to make our proxy materials available to our stockholders via the Internet.

Material for this annual meeting and future meetings may be requested by one of the following methods:

INTERNET

To view your proxy materials online, go to http://www.viewproxy.com/ueinc/2022
Have the 11 digit control number available when you access the website and follow the instructions.

TELEPHONE

877-777-2857 TOLL FREE

E-MAIL

requests@viewproxy.com

* If requesting material by e-mail, please send a blank e-mail with the company name and your 11 digit control number (located below) in the subject line. No other requests, instructions or other inquiries should be included with your e-mail requesting material.

You must use the 11 digit control number located in the box below.

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UNIVERSAL ELECTRONICS INC.

Directions on attending the Annual Meeting and voting in person may be found in the Proxy Statement.

The following proxy materials are available to you for review at: http://www.viewproxy.com/ueinc/2022

Proxy Statement

2021 Annual Report on Form 10-K

ACCESSING YOUR PROXY MATERIALS ONLINE

Have this notice available when you request a paper copy of the proxy materials or to vote your proxy electronically.

You must reference your control number to vote by Internet or request a paper copy of the proxy materials.

You May Vote Your Proxy When You View The Materials On The Internet

You Will Be Asked To Follow The Prompts To Vote Your Shares

Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card.

REQUESTING A PAPER COPY OF THE PROXY MATERIALS

By telephone please call **1-877-777-2857**

or

By logging onto http://www.viewproxy.com/ueinc/2022

or

By email at: requests@viewproxy.com

Please include the company name and your control number in the subject line.